Exhibit 10.8

PUBLISHING AGREEMENT

BY AND BETWEEN

WINDSTREAM CORPORATION

AND

WINDSTREAM YELLOW PAGES, INC.

(To Become Local Insight Yellow Pages, Inc.)

DATED AS OF NOVEMBER 30, 2007

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PUBLISHING AGREEMENT

This Publishing Agreement (this “Agreement”) is entered into as of November 30, 2007 (the “Effective Date”) by and between Windstream Corporation, a Delaware corporation (“WIN”), and Windstream Yellow Pages, Inc., an Ohio corporation (“Publisher”). WIN and Publisher are each sometimes referred to hereinafter as a “Party” and together as the “Parties”. Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in Article I.

RECITALS

A. Regatta Holding I, L.P., a Delaware limited partnership, Regatta Holding II, L.P., a Delaware limited partnership, and Regatta Holding III, L.P., a Delaware limited partnership (collectively, the “WCAS Subs”), Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership and ultimate parent of Regatta Holding I, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership and ultimate parent of Regatta Holding II, L.P., WCAS Capital Partners III, L.P., a Delaware limited partnership and ultimate parent of Regatta Holding III, L.P., and WIN, have entered into that certain Share Exchange Agreement, dated as of December 12, 2006 (the “Share Exchange Agreement”), pursuant to which, among other things, as of the date hereof, the WCAS Subs have exchanged all the shares of common stock, par value $0.0001 per share, of WIN held by the WCAS Subs for all the shares of common stock, par value $0.01 per share, of Windstream Regatta Holdings, Inc., a Delaware corporation;

B. Section 2.1(a) of the Share Exchange Agreement provides for the execution of this Agreement at or prior to the Closing of the transactions contemplated thereby;

C. WIN, together with its Affiliates, has the right to offer and provide local telephone service in the Service Areas;

D. WIN and its Affiliates are required to publish and deliver listings of certain residential and business Subscribers in each Service Area pursuant to (i) interconnection agreements with CLECs, LECs and Resellers, (ii) tariffs and (iii) laws, rules, regulations and orders of certain Governmental Entities, in each case as the same may be in effect from time to time (the “Publishing Obligation”); and

E. WIN desires that Publisher fulfill, and Publisher is willing to fulfill, the Publishing Obligation on behalf of WIN on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 1.2 Definitions. The following definitions will apply within this Agreement.

(a) “Acquisition” has the meaning set forth in Section 13.1.

(b) “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity or before any arbitrator or Governmental Entity.

(c) “Activity Default Notice” has the meaning set forth in Section 7.2(d).

(d) “Additional Legal Requirement” has the meaning set forth in Section 4.1(d).

(e) “Affiliate” means a Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

(f) “Agreement” has the meaning set forth in the Preamble.

(g) “Annual Advertising Commitment” has the meaning set forth in Section 4.6(b).

(h) “Annual Statement” has the meaning set forth in Section 4.6(d).

(i) “Applicable WIN Successor” has the meaning set forth in Section 13.2.

(j) “Available Products” has the meaning set forth in Section 4.5.

(k) “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

(l) “Branding Policies” has the meaning set forth in Section 11.1.

(m) “Breach Resolution Process” has the meaning set forth in Section 7.1(a).

(n) “Business Office Close Date” means the final date that service orders are accepted for a Primary Directory or a printed Secondary Directory.

(o) “Change of Control” means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than fifty percent (50%) of the combined voting power of the referenced Person’s then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person’s assets; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty percent (50%) of such Person’s outstanding equity securities are issued in exchange for all or a significant portion of such Person’s outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person’s equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

(p) “Claims” means any and all claims, causes of action, demands, complaints, disputes, liabilities, obligations, losses, damages, deficiencies, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature.

(q) “CLEC” means a competitive local exchange carrier.

(r) “Closing” has the meaning ascribed thereto in the Share Exchange Agreement.

(s) “Co-Brand Standards” has the meaning ascribed thereto in Section 11.3(a).

(t) “Communication Services” has the meaning set forth in Section 7.2(d).

(u) “Communications Competitor” means any Person (other than WIN or its Affiliates) that directly or indirectly is engaged in, manages, operates, has a 5% or greater equity interest in or participates with any third party in any business or entity that engages in the provision of Communication Services in the United States.

(v) “Confidential Information” means information disclosed by one Party (the “disclosing Party”) to another (the “receiving Party”) in the course of the performance of the Parties’ respective obligations or exercise of the Parties’ respective rights under this Agreement that is either (i) identified as confidential by the disclosing Party to the receiving Party at the time of disclosure or (ii) which, due to its nature or the circumstances surrounding its disclosure, a reasonable recipient would conclude should be treated as confidential for purposes of this Agreement (which, for the avoidance of doubt, will include the Subscriber Delivery Information and, to the extent not included in Directory Products, the Subscriber List Information). Notwithstanding anything to the contrary herein, “Confidential Information” does not include information that:

(i) is or becomes generally available to the public other than through disclosure by the receiving Party;

(ii) becomes available to the receiving Party from a third party who is under no obligation of confidentiality to the disclosing Party; or

(iii) is independently developed by the receiving Party without reference to Confidential Information of the disclosing Party.

(w) “Courtesy Classified Listing” means one (1) appearance of a business Subscriber’s name, address and business telephone number in the Yellow Pages for such Subscriber’s Scoped Area.

(x) “DCRIS” has the meaning set forth in Section 5.2(a).

(y) “DCRIS Replacement” has the meaning set forth in Section 5.2(b).

(z) “DCRIS Replacement Date” has the meaning set forth in Section 5.2(b).

(aa) “Default Notice” has the meaning set forth in Section 7.1(a).

(bb) “Directory Default Notice” has the meaning set forth in Section 7.2(b).

(cc) “Directory Product” means a telephone directory product or service consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple telephone listings and classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download), whether now known or hereafter existing.

(dd) “Domain Names” shall mean the domain names and URLs owned by WIN listed in Exhibit A attached hereto, as such Exhibit may be amended from time to time in accordance with this Agreement.

(ee) “Effective Date” has the meaning set forth in the Preamble.

(ff) “Excess Premium Listings” has the meaning set forth in Section 4.3(b).

(gg) “First Option” has the meaning set forth in Section 4.5.

(hh) “Foreign Listing” means any listing of a Subscriber in a White Pages that is Published for an area outside of the geographic scope of the White Pages in which such Subscriber’s Primary Listing appears or would appear.

(ii) “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(jj) “ILEC” means an incumbent local exchange carrier.

(kk) “Indemnified Party” has the meaning set forth in Section 6.5.

(ll) “Indemnifying Party” has the meaning set forth in Section 6.5.

(mm) “Laws” means all laws, statutes, ordinances, rules, regulations and orders of any Governmental Entity.

(nn) “LEC” means a local exchange carrier.

(oo) “Legal Requirements” has the meaning set forth in Section 4.1(b).

(pp) “Licensed Marks” means the trademarks, service marks, designs, logos, slogans, trade dress and other similar indicia of origin listed or described in Exhibit B attached hereto, as such Exhibit may be amended from time to time in accordance with this Agreement.

(qq) “L.M. Berry Areas” means those Service Area(s) for which Primary Directories are to be Published by L.M. Berry and Company through December 31, 2007, pursuant to that certain Master Directory Services Agreement, dated September 1, 2001, by and between Valor Telecommunications Enterprises LLC and L.M. Berry and Company, as amended.

(rr) “Loss” means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

(ss) “Material Default” means, with respect to either Party, a material and continuing breach of any material term, condition, covenant or obligation of this Agreement, for any reason other than those described in Article IX, including an uncured breach of Section 14.7 with respect to assignment of this Agreement as a whole.

(tt) “National Advertiser” means an advertiser (i) offering products and/or services to customers outside the Publisher Region in any material respect (e.g., a destination resort located in the Publisher Region) or (ii) offering products and/or services to customers widely dispersed geographically (e.g., advertisers of the type currently classified as “national accounts” by Publisher, such as national car rental companies or airlines).

(uu) “New Customer” means a Subscriber to local phone service who does not currently have any local exchange service and specifically excludes Subscribers who are changing their service from one LEC to another.

(vv) “Notice of Claim” has the meaning set forth in Section 6.5.

(ww) “Open Access Termination” has the meaning set forth in Section 4.14(a).

(xx) “Other Default” means a breach or violation of or default under this Agreement by Publisher or WIN that is not a Material Default, Service Area Default, Primary Directory Default or Restricted Activity Default.

(yy) “Other Default Notice” has the meaning set forth in Section 8.1.

(zz) “Party” and “Parties” have the meanings ascribed thereto in the Preamble.

(aaa) “Person” means an association, corporation, individual, partnership, limited liability company, trust or any other entity or organization, including a Governmental Entity.

(bbb) “Premium Advertising Products” means (i) page headers, (ii) gatefold advertisements, (iii) White Page banner advertisements, (iv) White Page billboard advertisements, (v) tab inserts, (vi) any advertising printed on, or attached to, the front, back or inside front cover or inside back cover, spine or edges of a Primary Directory or Secondary Directory, or appearing above the fold on the home page of any website, and (vii) any future products or components thereof which are similar in nature to the foregoing.

(ccc) “Premium Advertising Product Notice” has the meaning set forth in Section 4.5.

(ddd) “Premium Listings” means all Subscriber List Information other than Primary Listings and Courtesy Classified Listings, such as Foreign Listings, additional listings, informational listings and referral listings.

(eee) “Premium Listings Dispute Notice” has the meaning set forth in Section 4.3(c).

(fff) “Premium Listings Reimbursement Statement” has the meaning set forth in Section 4.3(c).

(ggg) “Primary Directories” means both the printed White Pages and the printed Yellow Pages directories (and, to the extent, if any, required under Legal Requirements, electronic or digital Directory Products) with respect to any particular Service Area where WIN or its Affiliates are required to publish or deliver White Pages or Yellow Pages in accordance with the Publishing Obligation.

(hhh) “Primary Directory Default” has the meaning set forth in Section 7.2(b).

(iii) “Primary Listing” means one (1) appearance of a Subscriber’s name, address and telephone number in the White Pages covering the Service Area where such Subscriber has local exchange telephone service.

(jjj) “Publish” means all activities required to discharge the Publishing Obligation, or otherwise used to produce Primary Directories or Secondary Directories, as applicable, and will include the following:

(i) obtaining, and (except in the case of Subscriber Delivery Information) including for directory publication, Subscriber List

Information, Subscriber Delivery Information, telephone service provider information and community information;

(ii) selling, pricing and advertising;

(iii) promoting usage, marketing and branding;

(iv) developing, designing, composing, arranging, compiling, advertising, contenting, formatting and styling;

(v) exercising editorial control (subject to those restrictions set forth in Section 4.8);

(vi) scoping, sizing, producing, printing and manufacturing;

(vii) delivering and distributing; and

(viii) managing other miscellaneous matters related to the Primary Directories or Secondary Directories.

(kkk) “Publisher” has the meaning set forth in the Preamble.

(lll) “Publisher Marks” has the meaning set forth in Section 11.3(a).

(mmm) “Publisher Materials” has the meaning set forth in Section 4.12.

(nnn) “Publisher Region” means, collectively, all of the Service Areas, except, until January 1, 2008, for L.M. Berry Areas.

(ooo) “Publishing Obligation” has the meaning set forth in the Recitals.

(ppp) “Publishing Order” has the meaning set forth in Section 4.16.

(qqq) “Regional Advertiser” means an advertiser, other than a National Advertiser, offering products and/or services to customers located in the Publisher Region (e.g., local restaurants, locksmiths and drycleaners).

(rrr) “Reseller” means a reseller of local exchange telephone service.

(sss) “Restricted Activity Default” has the meaning set forth in Section 7.2(d).

(ttt) “Scoped Area” means the geographic area(s) associated with the Primary Listings included in and serviced by a particular White Pages as may be established and modified by Publisher from time to time, provided, however, that in no event shall Publisher be entitled to modify the Scoped Area of any directory in a manner that would cause WIN (or its Affiliates) to be in violation of any Legal Requirement, whether in effect now or in the future.

(uuu) “Secondary Directories” means Directory Products (other than Primary Directories), including electronic or digital Directory Products (including Internet-based Directory

Products), whether now known or hereafter existing, consisting principally of listings and classified advertisements for Subscribers having local exchange telephone service in the Service Areas within the Publisher Region, which Directory Products are directed primarily at end users within particular Service Areas in the Publisher Region.

(vvv) “Service Area(s)” means those geographic areas in which WIN or its Affiliates provide local telephone service or are otherwise required under the Publishing Obligation to publish and deliver White Pages or Yellow Pages, in each case as listed on Exhibit C, and including any such areas as may be added to Exhibit C pursuant to Section 4.13.

(www) “Service Area Default” has the meaning set forth in Section 7.1(c).

(xxx) “Service Area Default Notice” has the meaning set forth in Section 7.1(c).

(yyy) “Share Exchange Agreement” has the meaning set forth in the Recitals.

(zzz) “Specified Restricted Activity” has the meaning set forth in Section 7.2(d).

(aaaa) “Subscriber” means any Person that orders and/or receives local exchange telephone service from a provider of such services.

(bbbb) “Subscriber Delivery Information” means a list of the names and delivery addresses of the Subscribers of WIN and its Affiliates, as supplied to Publisher by WIN, including any Subscribers that have elected not to be published in a Directory Product, and such other information, such as non-confidential telephone numbers, that Publisher and WIN may agree from time to time is required or useful for the complete and accurate delivery of Primary Directories or Secondary Directories.

(cccc) “Subscriber List Information” means a list of the names, addresses and telephone numbers of the Subscribers of WIN and its Affiliates, as supplied to Publisher by WIN, and such other information about such Subscribers as Publisher and WIN may agree from time to time is required or useful for Publisher to Publish complete and accurate Primary Directories or Secondary Directories.

(dddd) “Subsidiary” means with respect to a specified Person, any other Person of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such specified Person or any other Person of which such Person is the general partner or managing member.

(eeee) “Terminable Regulatory Change” means an Additional Legal Requirement that (i) directly results in an actual and incremental net increase in Publisher’s costs to fulfill the Publishing Obligation that represents an amount greater than twenty-five percent (25%) of Publisher’s direct costs to fulfill the Publishing Obligation as compared to Publisher’s direct costs to fulfill the Publishing Obligation immediately preceding such change and (ii) is not generally applicable, or reasonably expected to be generally applicable (i.e., is or expected to become the prevailing norm), to the manner in which ILECs are required to fulfill their respective directory publishing obligations.

(ffff) “Transition Costs” has the meaning set forth in Section 7.3(a).

(gggg) “WCAS Subs” has the meaning set forth in the Recitals.

(hhhh) “White Pages” means the information Published by Publisher with respect to a Service Area in the Publisher Region comprised of or containing the alphabetical listings of Subscribers having local exchange telephone service for such Service Area.

(iiii) “WIN” has the meaning set forth in the Preamble.

(jjjj) “WIN Restricted Activities” has the meaning set forth in Section 13.1.

(kkkk) “Yellow Pages” means the information Published by Publisher with respect to a Service Area in the Publisher Region comprised of or containing classified advertising, including Courtesy Classified Listings.

ARTICLE II

LICENSE TO PUBLISH

Section 2.1 License to Publish. WIN hereby grants to Publisher a non-transferable (except as provided in Section 14.7), irrevocable (except as provided in Section 7.2), royalty-free, exclusive (even as against WIN) right and license, without the right to sublicense (except as provided in Section 14.3(b)), to produce, publish, advertise, market and distribute, on behalf of WIN and its Affiliates, Directory Products, including Primary Directories and Secondary Directories, for Subscribers having local exchange telephone service in the Service Areas within the Publisher Region and directed primarily at end users within particular Service Areas in the Publisher Region on the terms and subject to the conditions set forth in this Agreement.

Section 2.2 Official Directory Publisher Designation. For the term of this Agreement, (i) WIN hereby designates Publisher as its exclusive official publisher of all Directory Products for Subscribers having local exchange telephone service in the Service Areas within the Publisher Region and directed primarily at end users within particular Service Areas in the Publisher Region, and (ii) WIN hereby grants Publisher the branding rights as further described in Articles X and XI hereof, and Publisher agrees to the obligations and other restrictions set forth in Articles X and XI with respect thereto. WIN and Publisher may elect, but will not be obligated, to disclose Publisher’s official directory publisher status on or in connection with their respective public announcements, promotional and advertising materials, sales contacts, and related materials; provided, however, that the general nature of such disclosure will first be reviewed and approved in writing by the other Party, which approval will not be unreasonably conditioned, withheld or delayed. WIN further agrees that it shall promptly refer solely to Publisher any inquiries concerning Yellow Pages advertising from Regional Advertisers and National Advertisers with respect to the Service Areas within the Publisher Region solely.

ARTICLE III

TERM OF AGREEMENT

Section 3.1 Term. Subject to the provisions of Article VII, this Agreement will remain in effect until November 30, 2057. Thereafter, this Agreement will automatically renew for additional one (1)-year terms unless either WIN or Publisher provides written termination notice to the other Party at least twelve (12) months prior to the end of the then-applicable term. For the avoidance of doubt, Publisher shall be entitled under this Agreement to all revenues for Publisher’s Directory Products accruing through the end of the last publishing cycle during such fifty (50)-year term unless this Agreement is earlier terminated in accordance with its terms.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF PUBLISHER

Section 4.1 Publishing Obligation.

(a) Publisher will, at no charge to WIN, its Affiliates or their Subscribers: (1) Publish Primary Directories covering, in the aggregate, the Service Areas in the Publisher Region; (2) Publish Primary Listings in the White Pages (unless the applicable Subscriber has indicated to Publisher or WIN (or its Affiliates) that it does not want such Primary Listing to be Published); (3) Publish a Courtesy Classified Listing in the applicable Yellow Pages for each of WIN’s (or its Affiliates’) business Subscribers (unless such Subscriber has indicated to Publisher or WIN (or its Affiliates) that it does not want such Courtesy Classified Listing to be Published); (4) as appropriate, co-mingle in such Primary Directories on a non-discriminatory basis WIN’s Subscriber List Information with subscriber list information received from other CLECs, LECs or Resellers with respect to the applicable Service Area(s); and (5) comply with any and all Subscriber-requested restrictions that are designated in the Subscriber List Information and are consistent with Publisher’s reasonable policies, as may be in effect from time to time.

(b) Publisher acknowledges that the Publishing Obligation is required by and subject to certain (1) tariffs, (2) laws, rules, regulations and orders of certain Governmental Entities and (3) interconnection agreements with CLECs, LECs and Resellers (collectively, “Legal Requirements”). In discharging its obligations under this Agreement, Publisher, subject to Article IX, (i) will use commercially reasonable efforts not to take any action that will cause WIN (or its Affiliates) or Publisher to be in violation of any Legal Requirement, whether in effect now or in the future, and (ii) will treat all Subscribers and Subscriber List Information (regardless of the carrier of such Subscribers) in a non-discriminatory manner (for the avoidance of doubt, subject to Subscriber requests that are not inconsistent with Legal Requirements).

(c) Without limiting the provisions of Section 4.1(b), Publisher will ensure that (1) the appearance (including font and size) and integration of all Subscriber List Information occurs in a non-discriminatory manner, (2) non-WIN subscriber list information is included in the Primary Directories using substantially the same methods and procedures, and under substantially the same terms and conditions, as those with respect to WIN Subscriber List Information, and (3) non-WIN subscriber list information is published with substantially the same accuracy and reliability as WIN Subscriber List Information to the extent such non-WIN subscriber list information is received by Publisher with a level of accuracy and reliability consistent with the WIN Subscriber List Information.

(d) WIN will not (and shall cause its Affiliates not to) propose, solicit or otherwise encourage any change in any Legal Requirement or any new or additional Legal

Requirement, in each such case by any Governmental Entity, in the Publisher Region that would reasonably be expected to increase materially the cost of fulfilling the Publishing Obligation (an “Additional Legal Requirement”). If any applicable Governmental Entity proposes any Additional Legal Requirement in the Publisher Region, WIN will, in good faith and using commercially reasonable efforts, object to and attempt to prevent the implementation of any such proposal and will involve and solicit advice from Publisher regarding how to respond to any such proposal. To the extent permitted by applicable Law or Legal Requirement, WIN will promptly update Publisher regarding any Additional Legal Requirement and will provide Publisher with prompt notice of any Governmental Entity’s determination that there is a problem with the manner in which Publisher is fulfilling the Publishing Obligation.

(e) WIN will not (and will cause its Affiliates not to) (i) modify or amend its tariffs (except as required pursuant to applicable Law), or (ii) change in any material respect the nature or scope of the directory publishing obligations under interconnection agreements with CLECs, LECs and Resellers, in either case in the Publisher Region, that would reasonably be expected to increase materially the cost of fulfilling the Publishing Obligation.

Section 4.2 Secondary Directories. Publisher will, at no charge to WIN, its Affiliates or their Subscribers, except where, and for so long as, Publisher has reasonably determined that it is not commercially viable to do so, Publish: (i) printed mini Yellow Pages and White Pages Secondary Directories covering those Service Areas listed in Exhibit D attached hereto, (ii) Internet-based Secondary Directories, utilizing one (1) or more Domain Names, covering each Service Area within the Publisher Region, which Secondary Directories shall include substantially all elements of the Primary Directory for each such Service Area in a look and feel (i.e., PDF or similar read-only) format, and (iii) Internet-based Secondary Directories, utilizing one (1) or more Domain Names, covering those Service Areas listed in Exhibit E attached hereto, which Secondary Directories shall include substantially all elements of the Primary Directory for each such Service Areas in a search engine format. Notwithstanding the foregoing, Publisher may, at any time stop to Publish any Secondary Directory referred to in clauses (i), (ii) or (iii) above or alter the number, medium and/or type of any such Secondary Directory, in each case to the extent it reasonably determines that it is not commercially viable to Publish such Secondary Directory or to do so in its then current number, medium or type. In addition, Publisher shall have the right, but not the obligation, to Publish Secondary Directories (including one (1) or more Internet-based Secondary Directories) covering any or all of the other Service Areas in the Publisher Region. Publisher will, to the extent consistent with its reasonable business judgment, include WIN’s and its Affiliates’ Subscriber List Information and permit their Subscribers to advertise in any Secondary Directories, including any foreign language directories and Internet-based Secondary Directories, that Publisher Publishes upon the terms set forth in this Agreement.

Section 4.3 Premium Listings.

(a) Publisher will, at no additional charge to WIN, its Affiliates or their Subscribers (except as provided below), Publish in each Primary Directory and each Secondary Directory the types of Premium Listings listed on Exhibit F, which are the Premium Listings being offered by WIN and its Affiliates to Subscribers in the Service Areas as of the Effective Date. Publisher’s obligation to provide such Premium Listings at no additional charge will be conditioned upon WIN’s offering of such Premium Listings to its Subscribers in a manner that is consistent with its past practices as in effect on the Effective Date or as otherwise agreed by the Parties.

(b) If (i) there is a material incremental increase in Publisher’s costs to fulfill the Publishing Obligation directly resulting from an increase in the number of Persons for whom Publisher is obligated to provide Premium Listings in Primary Directories at no charge pursuant to clause (a) above, and (ii) such increase is in excess of the growth of basic Subscriber listings in the applicable Primary Directory (i.e., is unrelated to population growth in the relevant geographic area) (the Premium Listings in excess of such growth of basic Subscriber listings, “Excess Premium Listings”), then WIN will reimburse Publisher for its direct costs of Publishing the Excess Premium Listings.

(c) Within sixty (60) days after each anniversary of the Effective Date, Publisher may provide WIN with a written statement seeking reimbursement with respect to Excess Premium Listings (a “Premium Listings Reimbursement Statement”). Each Premium Listings Reimbursement Statement will specify in reasonable detail the Excess Premium Listings in the prior twelve (12)-month period and Publisher’s itemized direct costs relating thereto. Within sixty (60) days of WIN’s receipt of such Excess Premium Listings Reimbursement Statement, WIN may either (i) pay the reimbursement amount identified therein, or (ii) provide Publisher with written notice stating its dispute with Publisher’s assertion that Excess Premium Listings exist and/or Publisher’s statement of its direct costs with respect thereto and setting forth in reasonable detail the basis therefor (a “Premium Listings Dispute Notice”). During such sixty (60)-day period, Publisher will provide WIN with any additional information it reasonably requests to assess such Premium Listings Reimbursement Statement, including access to Publisher’s auditors and their work papers.

(d) Prior to pursuing (but otherwise without limiting) any other rights or remedies that Publisher may have relating to Publisher’s right to reimbursement for costs detailed in a Premium Listings Reimbursement Statement as disputed in a Premium Listings Dispute Notice, the Parties will attempt in good faith to resolve any such dispute set forth in the Premium Listings Dispute Notice by referring the dispute to a senior executive officer of each of WIN and Publisher for their good faith discussion and negotiation over a period of not less than ten (10) business days from the date of the submission to such officers of the dispute. If such officers cannot resolve such dispute within such period, then the Parties may resolve the dispute in accordance with Section 14.5 hereof.

(e) All other types of Premium Listings offered by WIN or its Affiliates to Subscribers will be Published by Publisher in accordance with then-prevailing policies and pricing, as both may be reasonably established by Publisher from time to time.

Section 4.4 No-Charge Advertising. In addition to any rights of WIN to no-charge placement of its Licensed Marks on the front cover, spine and headers of each Primary Directory and each printed Secondary Directory pursuant to Article XI, as well as in comparable prominent locations in any electronic or digital Secondary Directory (including any

Internet-based Secondary Directory), (i) a one (1) page letter from the area manager of WIN shall be included in each Primary Directory or printed Secondary Directory at no charge provided that such letter does not infringe on Publisher’s intellectual property rights or contain any defamatory content regarding Publisher or disparage Publisher in any way, and (ii) WIN’s local Primary Listings (including CLECs but not including Premium Listings or listings to meet extended area service requirements) shall appear in the White Pages of any Primary Directory, or printed Secondary Directory in which White Pages listings appear, at no charge.

Section 4.5 Option on Additional Premium Advertising. In addition to any advertising available to WIN at no charge pursuant to Section 4.4, WIN and its Affiliates will have a first option from the Effective Date until the date five (5) years after the Effective Date with respect to the purchase of any Premium Advertising Products offered in each Primary Directory and Secondary Directory as contemplated by the provisions of this Section 4.5 (the “First Option”). Within thirty (30) days after the Effective Date and on or about the first day of each calendar month thereafter, Publisher will provide WIN a notice (the “Premium Advertising Product Notice”) that lists each Primary Directory and Secondary Directory that is scheduled to publish during the next succeeding month (e.g., the Premium Advertising Product Notice delivered in October 2007 will list each Primary Directory and Secondary Directory that is scheduled to publish during November 2007). Each Premium Advertising Product Notice shall: (i) specify those Premium Advertising Products available for purchase by WIN (“Available Products”); (ii) the pricing for such products consistent with Section 4.6(a) of this Agreement; and (iii) the scheduled publication date for each Primary Directory and Secondary Directory described in such Premium Advertising Product Notice. WIN may exercise the First Option with respect to the next succeeding edition of any Directory Product covered by a Premium Advertising Product Notice by providing Publisher with a notice of exercise within ninety (90) days after the publication date of the then-current version of such Directory Product (e.g., if a Premium Advertising Product Notice describes the 2007 edition of Directory Product with a publication date of June 1, 2007, then the First Option with respect to the 2008 edition of such Directory Product will expire on August 30, 2007). This notice of exercise must specify the Premium Advertising Product(s) for which the First Option is being exercised, and must specify the Available Product(s) to which it relates. If WIN or any of its Affiliates exercises the First Option with respect to Available Products, then WIN or such Affiliates shall be required to purchase those Available Products on the terms specified by Publisher in the applicable Premium Advertising Product Notice. If WIN or such Affiliate does not exercise the First Option with respect to any Available Product within such ninety (90)-day period, the First Option shall expire, and Publisher shall be permitted to sell the Premium Advertising Products for the applicable Directory Product to third parties as well as WIN, subject to WIN’s rights under Section 11.2. Any Premium Advertising Products purchased by WIN or its Affiliates, whether or not made pursuant to an exercise of the First Option, will be subject to the pricing provisions set forth in Section 4.6(a) of this Agreement. WIN and its Affiliates will pay Publisher for any Premium Advertising Products purchased within thirty (30) days of receipt of an invoice from Publisher.

Section 4.6 Access and Pricing of Advertising; Advertising Commitment.

(a) From the Effective Date until the date five (5) years after the Effective Date, Publisher will provide WIN and its Affiliates access to and pricing for all advertising in Primary Directories and Secondary Directories on a most-favored-customer basis for similarly situated customers that are purchasing equivalent volumes and types of advertising, including products that are subject to the First Option pursuant to Section 4.5 of this Agreement, except that such most-favored-customer terms for such advertising products will not be available to WIN or its Affiliates during the thirty (30) days prior to the Applicable Business Office Close Date of a particular Primary Directory or printed Secondary Directory. From and after the date five (5) years after the Effective Date, Publisher will provide WIN and its Affiliates access to and pricing for all advertising in Primary Directories and Secondary Directories on a nondiscriminatory and arms-length basis.

(b) Subject to the terms and conditions of this Section 4.6, from the Effective Date until the date five (5) years after the Effective Date, WIN will (or will cause its Affiliates to) purchase advertising in Publisher’s Directory Products in an aggregate amount per calendar year of not less than $1,400,000, such amount to be prorated in the first calendar year of this Agreement and the calendar year in which the fifth (5th) anniversary of the Effective Date occurs in each case to reflect the number of days in such calendar year during which this Section 4.6(d) applies (the amount for each calendar year being the “Annual Advertising Commitment”).

(c) WIN will receive credit toward satisfaction of the Annual Advertising Commitment for all payments made to Publisher in the relevant calendar year by WIN and its Affiliates for all advertisements (including, for these purposes, any premium telephone company information pages under Section 4.7(b)) in or with respect to any Directory Product and for any paid participation in promotions or programs of Publisher regardless of the date of the publication or the life of the publication.

(d) WIN shall pay (or shall cause its Affiliates to pay) Publisher for all advertising purchased during any twelve (12)-month period during which the Annual Advertising Commitment applies within thirty (30) days of receipt of the invoice for such period. Within sixty (60) days following the end of each calendar year during which the Annual Advertising Commitment applies, Publisher will deliver to WIN a summary statement that will include, in reasonable detail, the aggregate payments made by WIN and its Affiliates combined in respect of advertising in Publisher’s Directory Products in such calendar year (an “Annual Statement”). If the aggregate payments made by WIN and its Affiliates combined in respect of advertising in Publisher’s Directory Products in such calendar year are less than the Annual Advertising Commitment for such year, such shortfall will be referred to as a “Deficit”. The Deficit for any calendar year shall be added to the Annual Advertising Commitment for the following calendar year, but only up to an amount equal to ten percent (10%) of the Annual Advertising Commitment for such current year. The amount by which the Deficit for any calendar year exceeds ten percent (10%) of the Annual Advertising Commitment for such year shall be payable by WIN within thirty (30) days of the receipt of the Annual Statement and not carried forward. The Deficit for any calendar year shall be measured only against the actual Annual Advertising Commitment for such year, not including the amount of carried-forward Deficit (i.e., the Deficit of any calendar year may not be carried forward more than one (1) year). If the aggregate payments made by WIN and its Affiliates combined in respect of advertising in Publisher’s Directory Products in such calendar year are greater than the Annual Advertising Commitment for such year, such excess will be carried forward and applied against and reduce the Annual Advertising Commitment for the next calendar year (and the subsequent calendar years, as applicable); provided, that the excess that is carried forward from all prior years in the aggregate may not exceed fifty percent (50%) of the Annual Advertising Commitment for such next calendar year.

(e) Publisher will use its commercially reasonable efforts to honor each request of WIN and its Affiliates to place advertisements in a Directory Product. Publisher will not take any action that would reasonably be expected to impair WIN’s or its Affiliate’s ability to expend the total Annual Advertising Commitment in each calendar year.

Section 4.7 Telephone Company Information Pages. Publisher will include telephone company information pages in the Primary Directories and Secondary Directories that provide information needed for users to establish, maintain and use local phone service. The content within such telephone company information pages will not be promotional or advertising related. The telephone company information pages in any White Pages will consist of two (2) types, generic pages and premium pages, each as described in further detail below:

(a) Generic Telephone Company Information Pages. At no charge to WIN or its Affiliates, Publisher will Publish: (1) any information required by any Legal Requirement, such as how to (a) request service, (b) contact repair service, (c) dial directory assistance, (d) reach an account representative, (e) request buried cable locate service, and (f) contact the special needs center for customers with disabilities; (2) information about emergency numbers, consumer tips and local calling area in the telephone company information pages of the White Pages Published for the Service Areas in the Publisher Region; (3) non-company specific information, including long distance calling, state and international area codes and a time zone map of the United States; and (4) an instructional notice directing all Subscribers to contact their local service provider to request any modifications to their existing listing or to request a new listing. WIN will prepare and provide Publisher with this information, with the exception of information about other CLECs or LECs, which must be provided directly to Publisher by such applicable CLEC or LEC. Subject to Section 4.8, Publisher and WIN will cooperate to integrate the content into the appropriate format and design and to ensure compliance with applicable Legal Requirements.

(b) Premium Telephone Company Information Pages. WIN and its Affiliates, and all other CLECs and LECs included within the Scoped Area of a given directory, may elect to purchase premium telephone company information pages for the purpose of providing specific product and service information that is factual, instructional and/or directional in nature in accordance with then-prevailing policies and pricing, as both may be reasonably established by Publisher from time to time; provided, however, that the prices charged by Publisher to WIN and its Affiliates for such premium telephone company information pages will, until the date five (5) years after the Effective Date, be equal to or less than the lowest prices for comparable premium telephone company information pages then being charged by Publisher to any Person with respect to the applicable White Pages and, from and after the date five (5) years after the Effective Date, be on a nondiscriminatory and arms-length basis.

(c) Ordering of Telephone Company Information Pages. The generic telephone company information pages will appear before the premium telephone company information pages in each White Pages. Subject to applicable Legal Requirements, each of the generic telephone company information pages and the premium telephone company information pages will be arranged in alphabetical order, except that any LEC having an official publishing agreement with Publisher and sixty percent (60%) or more of the total number of Primary Listings for Subscribers in the relevant White Pages will automatically be placed in first position in the generic telephone company information pages and the generic telephone company information pages for the remainder of the LECs will appear in alphabetical order thereafter followed by the premium telephone company information pages.

Section 4.8 Editorial Discretion. Subject to Section 4.1(b), Articles X (including WIN’s approval rights set forth in Section 10.7) and XI, Exhibit G and any Legal Requirements, Publisher will have the sole and exclusive right, acting in a commercially reasonable manner, to determine the scope, design, format, content, organization, style, size, and appearance of Primary Directories and Secondary Directories, and all other aspects of Publishing the Primary Directories and Secondary Directories.

Section 4.9 Policies. Subject to Section 4.1(b), Publisher may establish, discontinue and modify its policies from time to time with regard to any and all aspects of Publishing; provided, however, that Publisher will give WIN thirty (30) days’ prior written notification of any changes in Publisher’s policies or products that are reasonably likely to materially impact WIN’s obligations under this Agreement (other than changes arising from Additional Legal Requirements); and provided, further, that Publisher may not alter the terms of this Agreement in any manner by modification of its policies. Publisher’s policies will be commercially reasonable. Publisher may not make any commitments on behalf of WIN or its Affiliates other than those contemplated by the terms of this Agreement, without the prior consent of WIN or take any action that would materially impair or affect WIN’s (or its Affiliates’) ability to discharge the Publishing Obligation. If a change in policy by Publisher results in a material increase in WIN’s or its Affiliates’ costs in meeting their obligations under this Agreement, the Parties agree to negotiate in good faith to establish an appropriate amount to compensate WIN for such increased costs; provided, however, that (i) no such policy change will become effective until the Parties have agreed in writing as to the amount of such compensation and (ii) WIN shall not be entitled to such compensation if the change in policy is necessary, as determined in Publisher’s reasonable judgment, in order for Publisher to comply with a Legal Requirement.

Section 4.10 Length of Issue. Upon sixty (60) days’ prior written notice to WIN (and subject to Section 4.1(b)), Publisher may alter the life of a Primary Directory. If any such voluntary change in a directory issue date requires or is subject to approval by a Governmental Entity, Publisher will bear any and all costs and expenses, including attorneys’ fees, related to obtaining such approval, and WIN and its Affiliates will have no liability for any such costs and expenses.

Section 4.11 Delivery and Distribution.

(a) Initial Delivery. Publisher, at no charge to WIN, its Affiliates or their Subscribers, will timely deliver in accordance with the related Subscriber Delivery Information (i) at least one (1) White Pages and at least one (1) Yellow Pages or (ii) at least one (1) combined White Pages and Yellow Pages to all Subscribers within each Service Area in the Publisher Region, or any greater Scoped Area, covered by the related Primary Directory(s) at no charge to WIN, its Affiliates or their Subscribers. Subject to Section 4.1(b), Publisher may select the type or medium of delivery of such Primary Directories.

(b) Replacements and New Customers. Subject to available inventory (which (i) Publisher will maintain at reasonable levels substantially consistent with its practices in other service areas and (ii) Publisher will not materially decrease without WIN’s prior approval, which shall not be unreasonably withheld or delayed), subsequent to the initial distribution of

Primary Directories, Publisher, at no charge to WIN, its Affiliates or their Subscribers, will timely deliver: (i) replacement Primary Directories to Subscribers within each Service Area in the Publisher Region, or any greater Scoped Area, of such Primary Directory upon any reasonable request from a Subscriber; and (ii) Primary Directories to New Customers within each Service Area in the Publisher Region, or any greater Scoped Area, for such Primary Directory, provided WIN timely delivers New Customer information for the Service Areas in the Publisher Region to Publisher in a mutually agreed-upon format.

(c) Distribution Coverage and Policies. Publisher will provide to WIN, at no charge: (i) one (1) copy of Publisher’s distribution policies for the Service Areas in the Publisher Region describing which Primary Directories Subscribers will receive, and other matters relevant to the distribution of, Primary Directories in the Service Areas in the Publisher Region; and (ii) one (1) copy of the Primary Directory coverage information, including those geographic areas included in and served by the Primary Directories and government pages, for each of the Service Areas in the Publisher Region. WIN may make and retain copies of the information and documents provided pursuant to (i) and (ii) above as necessary to perform its obligations hereunder.

(d) Free Calling Area. In the event a local or extended calling area of WIN or its Affiliates extends beyond the scope of a given White Pages, Publisher’s delivery obligation will include only the delivery of such additional White Pages as may be requested by a Subscriber in such free calling area and required to be provided to such Subscriber by any Legal Requirement.

Section 4.12 Rights in the Directory Products. Subject to the rights and licenses granted to Publisher herein, the copyrights and other intellectual property rights in each Directory Product covered by this Agreement, and any and all materials and content, including illustrations, artwork, photographs, video, audio, text, maps and other advertising and information content created or procured for or in connection with such Directory Product other than the Licensed Marks, Domain Names and Subscriber List Information, or materials and content submitted by or for WIN or its Affiliates or created by Publisher at the request of WIN or its Affiliates, will be the sole and exclusive property of Publisher (collectively, “Publisher Materials”). To the extent that any rights to any Publisher Materials vest in WIN or its Affiliates, WIN hereby assigns (or shall cause its Affiliates to assign) all right, title and interest in and to such Publisher Materials to Publisher, and otherwise agrees to cooperate with Publisher as reasonably necessary to effectuate the intent of this Section 4.12. Without limiting Publisher’s rights and remedies under applicable Law, WIN agrees not to copy the Directory Products or any other Publisher Materials or other Publisher products and services, or any portion thereof; provided, however, that WIN may make and retain a reasonable number of copies of those portions of the Directory Products reasonably necessary for use in performing its obligations, and enforcing its rights, under this Agreement and ensuring that its Subscribers are being listed in and receiving copies of the Primary Directories and Secondary Directories as provided herein.

Section 4.13 Changes in Service Areas.

(a) The Parties may from time to time, by mutual written agreement, update Exhibit C to include additional Service Areas, including any area (i) that WIN or its Affiliates expand into as a CLEC or (ii) in which WIN or its Affiliates become the ILEC as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the ILEC; provided that either Party may require, as a condition to its agreement to such addition, that this Agreement be amended in one or more respects with regard to such additional Service Areas. Publisher will have fifteen (15) months following the addition of any Service Area to Exhibit C to include listings of WIN or its Affiliates from such Service Area in Primary Directories for such Service Area without being in violation of Section 4.1(a). In the event that WIN or its Affiliates enter any new service area under circumstances described in clauses (i) or (ii) above, then as promptly as practicable after WIN makes a determination to sell or divest the directory publishing services portion of the business in question, WIN agrees to give written notice to that effect to Publisher; provided, however, that, in the event that WIN acquires the stock or assets of, or acquires by means of a merger or other business combination, any Person that provides local telephone service in any Service Area already covered by this Agreement, then as soon as practicable after the consummation of such acquisition or, if applicable, as soon as practicable after the expiration or termination of any pre-existing contractual agreement obligating WIN or its Affiliates to utilize publishing services of a third party in such service area, WIN agrees to give written notice to that effect to Publisher. For a period of forty-five (45) days from and after the date of any written notice given pursuant to the immediately preceding sentence, WIN and Publisher shall negotiate in good faith in an attempt to agree upon mutually agreeable terms and conditions pursuant to which such service area(s) shall be included as Service Area(s) under this Agreement. If, by the date that is forty-five (45) days after the date of WIN’s written notice to Publisher under the preceding sentence, Exhibit C has not been updated to include the subject service areas(s) as Service Area(s) under this Agreement, then WIN and its Affiliates shall be entitled in their sole and absolute discretion to discuss, negotiate and enter into agreements with third parties with regard to publishing services in such service area(s) without any further obligation to Publisher.

(b) If WIN and its Affiliates intend to cease providing local telephone service in a geographic area within any Service Area, WIN shall advise Publisher in writing as soon as practicable (and, in any event, no later than the date on which this information may be made public). Upon WIN and its Affiliates ceasing to provide local telephone service in a geographic area, Publisher will no longer have any obligation under this Agreement to Publish Primary Directories for that geographic area; provided, however, that Publisher will Publish any Primary Directories scheduled to be issued within one (1) year of WIN and its Affiliates ceasing such service to the extent required by any Legal Requirement.

(c) Notwithstanding Section 4.13(b), if WIN and its Affiliates cease providing local telephone service in any Service Area(s) as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines, or (iii) any other agreement with any third party pursuant to which such Person will provide local telephone service in lieu of WIN or its Affiliates in such Service Area(s), and, in any of the foregoing cases, such event does not constitute a Change of Control: (A) WIN will use its commercially reasonable efforts to require the acquiring Person to agree in writing (whether as part of the acquisition agreement with WIN that provides for Publisher to be a third party beneficiary or in a separate agreement) to assume this Agreement to the extent of the relevant Service Area(s) (i.e., that all references to the Publisher Region will mean the relevant Service Area(s)) on the same terms as are then in effect under the respective agreements (except that Publisher will be required to comply with such Person’s reasonable branding requirements as in effect from time to time with respect to such Person’s trademarks and other relevant intellectual property); and (B) to the extent that the acquiring Person so agrees in writing to assume this Agreement, Publisher will not be released from its obligations under this Agreement, including the obligation to Publish Primary Directories and Secondary Directories for the relevant Service Area(s).

Section 4.14 Open Access Termination.

(a) If federal law no longer requires WIN or its Affiliates to provide Subscriber List Information and Subscriber Delivery Information under nondiscriminatory and reasonable rates, terms and conditions to any Person requesting such information for the purpose of publishing directories (“Open Access Termination”), WIN will continue to license such information to Publisher for the term of this Agreement on terms and conditions at least as favorable as those then being offered by WIN to any Person materially doing business in the Publisher Region.

(b) If Open Access Termination occurs, WIN will charge Publisher for Subscriber List Information and Subscriber Delivery Information under Section 5.1 at the lowest price then being charged by WIN for such information to any other Person doing business in the Publisher Region (it being understood that if WIN is not licensing Subscriber List Information and Subscriber Delivery Information to at least two (2) other bona fide purchasers of such information (other than Affiliates of WIN) in the Publisher Region, then the prices that WIN charges Publisher for such information will be equal to the average price that other ILECs of comparable size charge for such information).

Section 4.15 Regulatory Change.

(a) Each Party shall provide the other Party with prompt written notice of the announcement by a Governmental Entity of any Additional Legal Requirement.

(b) Publisher shall exercise reasonably prudent business judgment with respect to the manner in which it complies with any Additional Legal Requirement.

(c) Publisher shall bear any cost increase associated with any Additional Legal Requirement; provided, however, that WIN shall reimburse Publisher for any reasonable and documented incremental costs incurred by Publisher in connection with the production, publication and distribution of the Primary Directories in the Publisher Region resulting from Publisher’s compliance with Additional Legal Requirements during the term of this Agreement to the extent (but only to the extent) that such costs are incurred by Publisher and such Additional Legal Requirements (x) are attributable to WIN’s interaction with regulators and its agreement to make telephone directory concessions in exchange for desired outcomes in favor of any other line of its business or (y) are not mandated by Law, arise under an agreement of the type referred to in clause (3) of the definition of Legal Requirements and are not consistent with the directory-related obligations of WIN under such agreements generally in areas outside the Publisher Region. WIN shall have a right to audit any increases in Publisher’s costs attributable to any Additional Legal Requirement for which Publisher seeks reimbursement hereunder. Nothing in this Section 4.13(c) shall be deemed to limit WIN’s obligations under Section 4.1(d).

Section 4.16 Publishing Order. If any Governmental Entity having jurisdiction over WIN or its Affiliates requires WIN or its Affiliates to Publish any White Pages (and does not allow WIN or its Affiliates to delegate such requirement to Publisher) or if an order of a Governmental Entity declares this Agreement null and void with respect to any White Pages (“Publishing Order”), WIN or its Affiliates will Publish the affected White Pages; provided, however, that, any White Pages that WIN or its Affiliates Publish to fulfill the

Publishing Obligation will contain only the information required to be in such White Pages (e.g., Primary Listings) and will not include any paid advertising content.

Section 4.17 Errors And Omissions. WIN shall promptly notify Publisher and Publisher shall promptly notify WIN of any material error or omission in a Primary Directory or Secondary Directory that comes to its attention.

(a) If the error or omission was caused by Publisher, Publisher will handle the error or omission in its reasonable discretion, which shall be at no cost to WIN.

(b) If the error or omission was not caused by Publisher, WIN will handle the error or omission in its reasonable discretion, which shall be at no cost to Publisher.

(c) The provisions of this Section 4.17 shall in no way limit the Parties’ respective rights, remedies and obligations under Article VI or otherwise.

Section 4.18 Costs and Expenses. Unless otherwise mutually agreed in writing among the Parties or otherwise expressly set forth herein, all costs and expenses associated with the Publishing and distribution of the Directory Products, including distribution to New Customers, shall be borne by Publisher.

Section 4.19 Risk of Loss. Publisher shall bear all risk of loss of copies of each Directory Product at all times prior to actual delivery to Subscribers.

ARTICLE V

RIGHTS AND OBLIGATIONS OF WIN

Section 5.1 Delivery of Subscriber List Information and Subscriber Delivery Information.

(a) Pursuant to Section 12.1, WIN will, in a manner to be mutually agreed to by the Parties, deliver or cause to be delivered Subscriber List Information for Subscribers of WIN or its Affiliates in the Service Areas, including any and all additions to, deletions from, and changes in such information (including changes in Subscriber-requested restrictions) from time to time so as to enable Publisher to Publish Primary Directories and Secondary Directories in accordance with Publisher’s publication schedule. The Subscriber List Information shall include up-to-date information on all restrictions on the use of such information requested by Subscribers, including records marked as “non-published” or “unlisted”.

(b) Pursuant to Section 12.2, WIN will, in a manner to be mutually agreed to by the Parties, deliver or cause to be delivered Subscriber Delivery Information for Subscribers of WIN or its Affiliates in the Service Areas, including any and all additions to, deletions from and changes in such information from time to time so as to enable Publisher to deliver Primary Directories and Secondary Directories to all such Subscribers.

(c) WIN and Publisher will use electronic means for the provision of Subscriber List Information and Subscriber Delivery Information and will cooperate in good faith to achieve an efficient and effective provisioning delivery process, including having WIN provide such information in such format as Publisher may reasonably request from time to time if Publisher pays all of WIN’s costs to provide the information in such format on a cost basis plus ten percent (10%).

(d) If WIN elects to use a third party to deliver Subscriber List Information and/or Subscriber Delivery Information to Publisher, then WIN will prepare and promptly provide to Publisher and such third party duplicate written authorizations to facilitate such delivery, and WIN will clearly designate and distinguish its information from all other information delivered by or through such third party, provided that (i) WIN will in any event remain liable for its obligations hereunder and (ii) such third party shall delivery such information to Publisher on terms and conditions substantially similar to those under which WIN provided the information to Publisher. WIN will also promptly resolve any problems that may arise with respect to such third-party deliveries.

(e) WIN will use commercially reasonable efforts to provide mutually agreed upon indicators with all Subscriber List Information and Subscriber Delivery Information in a form that will ensure that such Subscribers’ listings, published advertising, and/or advertisement billings will not be adversely impacted if a Subscriber changes its LEC.

(f) The Parties acknowledge that Publisher requires the Subscriber List Information and Subscriber Delivery Information provided under Article XII to perform its obligations, and enjoy its rights and privileges, under this Agreement. Consequently, the Parties agree that if this Agreement is terminated due to Publisher’s breach of Article XII, WIN will reinstate this Agreement provided that Publisher has identified the cause of such breach, fully remedied such breach and established reasonable procedures to prevent the recurrence of such breach.

Section 5.2 Business Service Order Extract and Support.

(a) At no charge to Publisher, WIN will provide Publisher with a daily Distributed Customer Record Inventory System (“DCRIS”) extract in electronic format during the period commencing no later than September 28, 2007 and ending on the DCRIS Replacement Date (as that term is defined in Section 5.2(b)). Publisher shall bear all costs of developing, testing and deploying the daily DCRIS extract in electronic format.

(b) Commencing not less than one hundred eighty (180) days prior to each fifth year anniversary of the Effective Date, WIN and Publisher will use reasonable commercial efforts to discuss and agree upon the most appropriate mechanism by which WIN can supply Publisher, at no on-going charge to Publisher after payment of initial development charges described below, with the functional equivalent of the daily DCRIS extract (in each instance, the “DCRIS Replacement”), taking into then-current technologies, business considerations, Legal Requirements and other relevant factors. The parties’ agreement with respect to the DCRIS Replacement will be described in a written amendment to this Agreement. Unless otherwise agreed by the parties, the cost of developing, testing, implementing and operating the DCRIS Replacement shall be borne equally by the parties. Commencing on each date that a DCRIS Replacement has been fully tested and deployed (the “DCRIS Replacement Date”) and continuing through the date this Agreement terminates or expires, WIN will, at no charge to Publisher, provide Publisher with the DCRIS Replacement.

(c) Throughout the term of this Agreement, WIN will, at no charge to Publisher, provide Publisher with reasonable access to WIN’s call center representatives to promptly respond to inquiries regarding DCRIS and any service order information system that replaces DCRIS. Such inquiries will be limited to errors or potential errors that may affect the accuracy of Subscriber Listing Information and shall not cover any other purposes including, without limitation, marketing purposes. In no event shall this section limit WIN’s ability to make changes to its call center functions, and if WIN makes any changes that impact the Publisher’s ability to make inquiries under this section, the parties will use reasonable commercial efforts to discuss and agree upon modified procedures to allow such continued inquiries. If a dispute arises between the parties with respect to the quality or timeliness of the responses provided by WIN’s call center representatives pursuant to this Section 5.2(c), the parties agree to use and follow the dispute resolution procedure described below. In the event of such a dispute, each party shall immediately appoint a knowledgeable, responsible representative to negotiate in good faith to resolve such dispute. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such representatives shall discuss and attempt to resolve the matter within ten (10) business days immediately following the escalation. If, by the end of the tenth business day, the matter has not been resolved to the satisfaction of both representatives, the matter will be escalated to the Chief Financial Officer of each party. The Chief Financial Officers shall meet and attempt to resolve the dispute within an additional ten (10) business days. If they are able to resolve the dispute within such time period, the resolution will be memorialized in a written settlement and release agreements, to be executed within five (5) business days thereafter. If they are unable to resolve the dispute within such time period, then the parties my resort to judicial action pursuant to Section 14.5. The parties may vary the duration and form of the foregoing escalation procedures by mutual written agreement.

ARTICLE VI

CLAIMS, LIABILITY AND INDEMNIFICATION

Section 6.1 Listing Claims. Subject to Publisher’s indemnification obligations as set forth in Section 6.4(a), Claims regarding the listing of Subscribers of WIN or its Affiliates in Primary Directories and Secondary Directories will be referred to WIN. WIN will use commercially reasonable efforts to promptly investigate, defend against and resolve the same.

Section 6.2 Advertising Claims. Subject to WIN’s indemnification obligations as set forth in Section 6.4(b), Claims regarding advertising in Primary Directories and Secondary Directories will be referred to Publisher. Publisher will use commercially reasonable efforts to promptly investigate, defend against and resolve the same.

Section 6.3 Cooperation. Subject to the Parties’ respective indemnification obligations under Section 6.4, the Parties will cooperate in good faith in their investigation, defense, settlement and resolution of Claims regarding any Subscriber listing and/or advertising in the Primary Directories and Secondary Directories. In the event of a demand or complaint asserting that Publisher and WIN or its Affiliates are jointly liable, Publisher will assume the responsibility for and advance the cost of defending that portion of the Claim relating to any advertising; WIN will assume the responsibility for and advance the cost of defending that portion of the Claim relating to any of WIN Subscribers’ listings; and the Parties will cooperate, share information and coordinate their efforts in an attempt to eliminate or minimize any liability and their respective costs and expenses (including attorneys’ fees). This assumption of the defense of a Claim, or portion thereof, does not imply or create an assumption of liability for any final settlement or judgment for such Claim, or portion thereof.

Section 6.4 Indemnification.

(a) Publisher will indemnify and hold harmless WIN, its Affiliates and their respective directors, officers, employees, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from (i) Publisher’s failure to perform any of its obligations under this Agreement (including Sections 4.1(a) and 4.1(b)); (ii) any third-party claims arising from any error or omission in or of Subscriber’s listing or advertising in a Primary Directory or Secondary Directory caused by Publisher, its employees, agents, representatives or subcontractors and (iii) any third-party claims that any Primary Directory or Secondary Directory (except any materials or other information provided by WIN or its Affiliates) or any grants that Publisher makes under this Agreement violate or infringe upon the intellectual property rights of any third party or require the consent of any third party.

(b) WIN will indemnify and hold harmless Publisher and its directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from (i) WIN’s failure to perform any of its obligations under this Agreement; (ii) any third-party claims arising from any error or omission in or of a WIN (or its Affiliates’) Subscriber’s listing or advertising in a Primary Directory or Secondary Directory caused by WIN, its employees, agents, representatives or subcontractors and (iii) any third-party claims that any materials or other information provided by WIN or its Affiliates to Publisher or the grants that WIN makes under this Agreement violate or infringe upon the intellectual property rights of any third party or require the consent of any third party.

Section 6.5 Notice and Procedures. A Party seeking indemnification (the “Indemnified Party”) will give prompt written notice in reasonable detail (the “Notice of Claim”) to the indemnifying Party (the “Indemnifying Party”) stating the basis of any Claim for which indemnification is being sought hereunder within thirty (30) days after its knowledge thereof; provided that the Indemnified Party’s failure to provide any such notice to the Indemnifying Party will not relieve the Indemnifying Party of or from any of its obligations hereunder unless and to the extent that the Indemnifying Party suffers prejudice as a result of such failure. If the facts giving rise to such indemnification involve an actual or threatened Claim by or against a third party:

(a) the Parties hereto will cooperate in the prosecution or defense of such Claim in accordance with Section 6.3 above and will furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith; and

(b) the Indemnified Party will make no settlement of any Claim that would give rise to liability on the part of the Indemnifying Party without the latter Party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), and the Indemnifying Party will not be liable for the amount of any settlement affected without its prior written consent.

Section 6.6 Time Limitation. With the exception of claims arising under Section 6.4(a)(iii) and Section 6.4(b)(iii), any Notice of Claim as provided hereunder must be made within eighteen (18) months after the publication of the Primary Directory or Secondary Directory giving rise to such Claim.

ARTICLE VII

TERMINATION

Section 7.1 Termination by Publisher.

(a) If WIN commits a Material Default, Publisher may provide written notice to WIN specifying such Material Default in reasonable detail (a “Default Notice”). Upon receipt of a Default Notice, WIN may elect to (i) cure such Material Default (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify Publisher pursuant to Section 6.4(b) to the extent Publisher has incurred Losses. If, within ninety (90) days of Publisher providing WIN with a Default Notice, WIN has not cured such Material Default (or, if curable but not reasonably curable within such ninety (90)-day period, provided Publisher with reasonable assurances that it has diligently commenced all actions necessary to cure such Material Default as soon as reasonably practicable) and has not given Publisher written notice of its agreement to indemnify Publisher for such Material Default to the extent Publisher has incurred Losses, Publisher may terminate this Agreement immediately. Notwithstanding the foregoing, if WIN provides Publisher with written notice disputing the existence of a Material Default within ninety (90) days of the delivery of the Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action, including referral of the dispute to a senior executive officer of each of WIN and Publisher for a period of ten (10) business days (“Breach Resolution Process”). If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, WIN or Publisher may seek adjudication of such dispute as provided in Section 14.5. If neither WIN nor Publisher commences such an action within ninety (90) days after completion of the Breach Resolution Process, or it is determined pursuant to Section 14.5 that such Material Default occurred and remains uncured, Publisher may terminate this Agreement immediately thereafter.

(b) If Publisher believes that a Terminable Regulatory Change has occurred, it may, within one (1) year following the occurrence of such Terminable Regulatory Change, provide WIN with written notice of its intent to terminate this Agreement, which written notice will be effective in ninety (90) days unless WIN provides written notice to Publisher within such ninety (90)-day period disputing that a Terminable Regulatory Change has occurred. If WIN disputes the occurrence of a Terminable Regulatory Change, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process. If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, WIN or Publisher may seek adjudication of such dispute as provided in Section 14.5. If neither WIN nor Publisher commences such an action within ninety (90) days after completion of the Breach Resolution Process, or it is determined pursuant to Section 14.5 that such Terminable Regulatory Change occurred and remains uncured, Publisher may terminate this Agreement immediately thereafter.

(c) If WIN commits a Material Default with respect to any Service Area as opposed to the Agreement taken as a whole (each of clauses (i) and (ii) a “Service Area Default”), Publisher may provide written notice to WIN specifying such Service Area Default in reasonable detail (a “Service Area Default Notice”). Upon receipt of a Service Area Default Notice, WIN may elect to (A) cure the Service Area Default (unless such Service Area Default is not susceptible to cure) and (B) agree to indemnify Publisher pursuant to Section 6.4(b) to the extent Publisher has incurred Losses. If, within ninety (90) days of Publisher providing WIN with a Service Area Default Notice, WIN has not cured such Service Area Default (or, if curable but not reasonably curable within such ninety (90) day-period, provided Publisher with reasonable assurances that it has diligently commenced all actions necessary to cure such Service Area Default as soon as reasonably practicable) and has not given Publisher written notice of its agreement to indemnify Publisher for such Service Area Default to the extent Publisher has incurred Losses, Publisher may terminate this Agreement with respect to the Service Area(s) that are the subject of such Service Area Default. Notwithstanding the foregoing, if WIN provides Publisher with written notice disputing the existence of a Service Area Default within ninety (90) days of the delivery of a Service Area Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process. If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, WIN or Publisher may seek adjudication of such dispute as provided in Section 14.5. If neither WIN nor Publisher commences such an action within ninety (90) days after completion of the Breach Resolution Process or it is determined pursuant to Section 14.5 that a Service Area Default occurred and remains uncured, Publisher may terminate this Agreement immediately with respect to the Service Area(s) that are the subject of such Service Area Default.

Section 7.2 Termination by WIN.

(a) If Publisher commits a Material Default, WIN may provide Publisher with a Default Notice. Upon receipt of a Default Notice, Publisher may elect to (i) cure such Material Default (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify WIN pursuant to Section 6.4(a) to the extent WIN has incurred Losses. If, within ninety (90) days of WIN providing Publisher with a Default Notice, Publisher has not cured such Material Default (or, if curable but not reasonably curable within such ninety (90)-day period, provided WIN with reasonable assurances that it has diligently commenced all actions necessary to cure such Material Default as soon as reasonably practicable) and has not given WIN written notice of its agreement to indemnify WIN for such Material Default to the extent WIN has incurred Losses, WIN may terminate this Agreement (including Publisher’s official directory publisher status) immediately. Notwithstanding the foregoing, if Publisher provides WIN with written notice disputing the existence of a Material Default within ninety (90) days of the delivery of the Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process. If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, either Party may seek adjudication of such dispute as provided in Section 14.5. If neither Party commences such an action within ninety (90) days after completion of the Breach Resolution Process or it is determined pursuant to Section 14.5 that a Material Default occurred and remains uncured, WIN may terminate this Agreement (including Publisher’s official directory publisher status and license to Publish) immediately thereafter.

(b) If Publisher breaches this Agreement in a manner that results in a material and continuing failure to discharge the Publishing Obligation with respect to any Primary Directory (a “Primary Directory Default”), WIN may provide written notice to Publisher specifying such Primary Directory Default in reasonable detail (a “Directory Default Notice”). Upon receipt of a Directory Default Notice, Publisher may elect to (i) cure the Primary Directory Default (unless such Primary Directory Default is not susceptible to cure) and (ii) agree to indemnify WIN pursuant to Section 6.4(a) to the extent WIN has incurred Losses. If, within ninety (90) days of WIN providing Publisher with a Directory Default Notice, Publisher has not cured such Primary Directory Default (or, if curable but not reasonably curable within such ninety (90)-day period, provided WIN with reasonable assurances that it has diligently commenced all actions necessary to cure such Primary Directory Default as soon as reasonably practicable) and has not given WIN written notice of its agreement to indemnify WIN for such Primary Directory Default to the extent WIN has incurred Losses, WIN may terminate this Agreement (including Publisher’s official directory publisher status and license to Publish) with respect to the Service Area covered by the affected Primary Directory immediately. Notwithstanding the foregoing, if Publisher provides WIN with written notice disputing the existence of a Primary Directory Default within ninety (90) days of the delivery of the Directory Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process. If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, either Party may seek adjudication of such dispute as provided in Section 14.5. If neither Party commences such an action within ninety (90) days after completion of the Breach Resolution Process or it is determined that a Primary Directory Default occurred and remains uncured, WIN may terminate this Agreement (including Publisher’s official directory publisher status and license to Publish) immediately with respect to the Service Area covered by the affected Primary Directory.

(c) WIN may terminate this Agreement (including Publisher’s official directory publisher status and license to Publish) immediately if WIN has terminated, or had the right to terminate (even if such right is not actually exercised) and provided Publisher written notice of such right within thirty (30) days after obtaining knowledge of the circumstances giving rise to such right, this Agreement pursuant to Section 7.2(b) above or Section 7.2(d) below with respect to twenty percent (20%) or more of the Subscribers of WIN and its Affiliates in the Service Areas, such percentage to be determined by using a numerator of the total number of Subscribers of WIN and its Affiliates in the Service Areas terminated by WIN (or which WIN has had the right to terminate (even if such right is not actually exercised)) pursuant to Section 7.2(b) above or Section 7.2(d) below, and a denominator of the total number of Subscribers of WIN and its Affiliates in the Service Areas that would have been subject to this Agreement had WIN not elected to terminate any such Service Areas pursuant to Section 7.2(b) above or Section 7.2(d) below.

(d) If any of Publisher, the WCAS Subs or their respective Affiliates (including, without limitation, Local Insight Media, L.P. or any of its subsidiaries) (i) engages in the marketing, sale or distribution of any voice, data or video communication services or products via fixed or wireless communication networks (“Communication Services”) in the Service Areas, (ii) acts as a sales agent for any Person with respect to the marketing, sale or distribution of Communication Services (other than WIN or its Affiliates) in the Service Areas, or (iii) enters into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any Person (other than WIN or its Affiliates) pursuant to which such Person’s Communication Services are offered, marketed, sold or priced or otherwise provided in connection with Publisher’s Directory Products in the Service Areas (each of clauses (i), (ii) and (iii), a “Restricted Activity Default”), WIN may provide written notice to Publisher specifying such Restricted Activity Default in reasonable detail (an “Activity Default Notice”). For the avoidance of doubt, the Parties acknowledge that it will not constitute a Restricted Activity Default if any of Publisher, its subsidiaries or Affiliates is selling and publishing in any Directory Product any advertisement for any Person engaged in the business of providing Communication Services (subject to Section 11.2). Upon receipt of an Activity Default Notice, Publisher may elect to (A) discontinue or terminate the activity, agreement or arrangement specified in such Activity Default Notice (the “Specified Restricted Activity”) and (B) agree to indemnify WIN pursuant to Section 6.4(a) to the extent WIN has incurred Losses. If, within ninety

(90) days of WIN providing Publisher with an Activity Default Notice, Publisher has not discontinued or terminated the Specified Restricted Activity (or, if the Specified Restricted Activity can be terminated or discontinued but cannot reasonably be terminated or discontinued within such ninety (90)-day period, provided WIN with reasonable assurances that it has diligently commenced all actions necessary to discontinue or terminate such Specified Restricted Activity as soon as reasonably practicable) and has not given WIN written notice of its agreement to indemnify WIN for such Restricted Activity Default to the extent WIN has incurred Losses, WIN may terminate this Agreement (including Publisher’s official directory Publisher status and license to Publish) with respect to the Service Area in which the Specified Restricted Activity occurred. Notwithstanding the foregoing, if Publisher provides WIN with written notice disputing the existence of a Restricted Activity Default within ninety (90) days of the delivery of the Activity Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process. If the Parties are unable to resolve such dispute by means of the Breach Resolution Process, either Party may seek adjudication of such dispute as provided in Section 14.5. If neither Party commences such an action within ninety (90) days after completion of the Breach Resolution Process or it is determined pursuant to Section 14.5 that a Restricted Activity Default occurred and remains uncured, WIN may terminate this Agreement (including Publisher’s official directory Publisher status and license to Publish) immediately with respect to the Service Area in which the Specified Restricted Activity occurred.

(e) For purposes of clarification, the Parties acknowledge that nothing in Section 7.2(d) is intended to restrict Publisher’s ability to continue to offer: (i) web hosting services or (ii) any call management, call tracking or similar product or service designed and implemented principally to measure the usage and effectiveness of advertisements in Publisher’s Directory Products.

(f) Notwithstanding the restrictions in Section 7.2(d), it shall not be a breach of this Section 7.2 if a Person that controls or is under common control with (but is not controlled by) Publisher (including the WCAS Subs and any of their respective Affiliates, but excluding Local Insight Media, L.P. the Division Subsidiaries or any of their respective subsidiaries or controlled Affiliates) engages in a Specified Restricted Activity specified in clauses (i), (ii) or (iii) of Section 7.2(d), so long as the activities set forth in clauses (i), (ii) and (iii) of Section 7.2(d) are not occurring with respect to Publisher’s Directory Products and so long as (A) such Person is not operated jointly with or under common management with Publisher, (B) such Person does not share facilities, sales personnel, management, supervisors or other key employees with Publisher, (C) such Person and Publisher do not share any financial data or financial modeling (other than summary financial data), business plans and strategies, business operations and systems, trade secrets, know-how, research and development, market opportunities, business process and procedures (not otherwise available to the general public), (D) such Person does not have a product bundling or similar joint venture or strategic alliance agreement, arrangement or product offering with Publisher with respect to any Specified Restricted Activities, and (E) such Person does not have a revenue-sharing or similar arrangement with Publisher with respect to any Specified Restricted Activities. In the event that a Person that controls or is under common control with (but is not controlled by) Publisher (including the WCAS Subs and any of their respective Affiliates, but excluding Local Insight Media, L.P. the Division Subsidiaries or any of their respective subsidiaries or controlled Affiliates) consummates a transaction which WIN in good faith believes may involve non-compliance with the restrictions contained in subclauses (A), (B), (C) and (D) of the first sentence of this Section 7.2(f), then WIN shall have the right to require such Person, upon thirty (30) day’s prior written notice, to deliver to WIN a certificate signed by an officer of each of the Publisher and such Person describing in reasonable detail (X) the nature of the Specified Restricted Activity, (Y) the reason the Publisher and such Person believe that the Specified Restricted Activity is permitted pursuant to the first sentence of this Section 7.2(f), and (Z) a list of the measures, if any are reasonably necessary, being implemented by the Publisher, the WCAS Subs, Local Insight Media, L.P. and such Person to ensure compliance with the restrictions contained in subclauses (A), (B), (C) and (D) of the first sentence of this Section 7.2(f).

Section 7.3 Transition upon Termination.

(a) If this Agreement terminates pursuant to Section 7.1(a), the Parties will cooperate in good faith to transition the Publishing Obligation to such Person or Persons that WIN desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with WIN bearing all direct costs and expenses related to such transitioning of the Publishing Obligation (e.g., data migration and third-party consents) (“Transition Costs”); provided that in no event will such transition last more than fifteen (15) months from the date of termination.

(b) If Publisher terminates this Agreement with respect to any Service Area pursuant to Section 7.1(b), the Parties will cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that WIN desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with WIN bearing all Transition Costs; provided that in no event will such transition last more than fifteen (15) months from the date of termination with respect to such Service Area.

(c) If this Agreement terminates pursuant to Section 7.2(a) or Section 7.2(c), the Parties will cooperate in good faith to transition the Publishing Obligation to such Person or Persons that WIN desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Publisher bearing all Transition Costs; provided that in no event will such transition last more than fifteen (15) months from the date of termination.

(d) If WIN terminates this Agreement with respect to any Service Area pursuant to Section 7.2(b) or Section 7.2(d), the Parties will cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that WIN desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Publisher bearing all Transition Costs; provided that in no event will such transition last more than fifteen (15) months from the date of termination with respect to such Service Area.

(e) Nothing contained in this Section 7.3 will be a deemed a waiver or release of any rights or remedies that a Party may have on account of any termination of this Agreement (whether in its entirety or only with respect to a particular Service Area or Service Areas) under this Agreement or applicable Law.

Section 7.4 Termination Without Prejudice. No Party will be subject to damages or have any other liability to any other Party solely as a result of such Party’s terminating this Agreement in accordance with its terms, and any such termination of this Agreement by a Party will be without prejudice to any other right or remedy of such Party under this Agreement or applicable Law.

Section 7.5 Survival. The following provisions of this Agreement shall survive any termination or expiration of this Agreement: Article I, Section 4.12, Article VI, Section 7.3, Section 7.4, Section 8.2, Section 10.3, Section 10.9, Section 13.4 to 13.8, and Article XIV.

ARTICLE VIII

OTHER DEFAULTS; LIMITATION OF LIABILITY

Section 8.1 Other Defaults. If a Party commits an Other Default, the non-defaulting Party may provide written notice to the defaulting Party specifying such Other Default in reasonable detail (an “Other Default Notice”). Upon receipt of an Other Default Notice, the defaulting Party may elect to (i) cure such Other Default (unless such Other Default is not susceptible to cure) and (ii) agree to indemnify the non-defaulting Party pursuant to Section 6.4. If, within thirty (30) days of the defaulting Party providing the non-defaulting Party with an Other Default Notice, the non-defaulting Party has not cured such Other Default (or, if curable but not reasonably curable within such thirty (30) day period, provided the non-defaulting Party with reasonable assurances that it has diligently commenced all actions necessary to cure such Other Default as soon as reasonably practicable) and has not given the non-defaulting Party written notice of its agreement to indemnify the non-defaulting Party for such Other Default, the non-defaulting Party may pursue any available remedy under this Agreement or applicable Law. Notwithstanding the foregoing, if the defaulting Party provides the non-defaulting Party with written notice disputing the existence of an Other Default within thirty (30) days of the delivery of the Other Default Notice, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the Breach Resolution Process.

Section 8.2 Limitation of Liability. Notwithstanding anything to the contrary herein, no Party or its Affiliates will be liable to any other Party or its Affiliates for any Losses other than direct damages or Losses paid to a third party, except in the case of fraud, gross negligence or willful misconduct. Each Party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement, except with respect to such claims and damages arising directly out of a Party’s fraud, gross negligence or willful misconduct or its indemnification obligations under this Agreement.

Section 8.3 Determination of Other Default. If it is determined pursuant to a proceeding commenced pursuant to Section 14.5 that a purported Material Default, Service Area Default, Primary Directory Default or Restricted Activity Default is in actuality an Other Default, the Parties will be entitled to seek resolution of such Other Default pursuant to Section 14.5 without complying with the requirements of this Article VIII.

ARTICLE IX

EXCUSED PERFORMANCE

Section 9.1 General Force Majeure. Notwithstanding anything to the contrary contained herein, no Party will be in default under this Agreement or liable for any nonperformance that is caused by any occurrence or circumstance beyond such Party’s reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption or any act, order or requirement of a regulatory body (but without limiting the Parties respective rights and obligations under Sections 4.1(d) and 4.16), court or legislature, civil or military authority, foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party’s performance.

Section 9.2 Obligations with Respect to Regulatory Requirements. With respect to the enactment or issuance of any Law that would reasonably be expected to delay, impair or prevent a Party’s performance such that it would fall into the scope of Section 9.1, each Party agrees that: (i) it will not propose, solicit or otherwise encourage any such Law; and (ii) if any applicable Governmental Entity proposes any such Law, such Party will, in good faith and using commercially reasonable efforts, (A) object to and attempt to prevent the implementation of any such proposal and (B) involve and solicit advice from the other Party regarding how to respond to any such proposal.

ARTICLE X

LICENSED MARKS AND DOMAIN NAMES

Section 10.1 License Grants.

(a) Trademark License. Subject to the terms and conditions of this Agreement, WIN hereby grants to Publisher a non-transferable (except as provided in Section 14.7), irrevocable (except as provided in Section 7.2), exclusive (even as against WIN), royalty-free right and license to use, for the term of the Agreement, the Licensed Marks (i) on Primary Directories and Secondary Directories, (ii) for related aspects of producing, publishing, advertising, marketing or distributing such directories and soliciting and selling advertising in connection therewith in the Publisher Region, including on such items as stationery, contracts, invoices, customer correspondence, business cards and advertising and promotional materials, (iii) to refer to itself as WIN’s official publisher of the Directory Products in the Publisher Region, and (iv) as otherwise required to perform the Publishing Obligation under this Agreement.

(b) Domain Name License.

(i) Subject to the terms and conditions of this Agreement, WIN hereby grants to Publisher a non-transferable (except as provided in Section 14.7), irrevocable (except as provided in Section 7.2), exclusive (even as against WIN), worldwide, royalty-free right and license, for the term of the Agreement, to use, exploit, copy, publicly display, edit, revise, perform, distribute, or otherwise make available the Domain Names and Web sites operated under the Domain Names, in any manner and media, whether now known, or hereafter created, in connection with Secondary Directories and otherwise in connection with performing the Publishing Obligation or exercising rights specifically granted under this Agreement. Specifically excluded from this license are all domain names utilized by WIN or its Affiliates and not listed in Exhibit A.

(ii) Throughout the term of this Agreement, Publisher’s rights shall be exclusive and WIN shall not use or otherwise exploit the Domain Names in any way, manner or form, nor shall WIN grant or otherwise authorize any other Person a right to use or otherwise exploit the Domain Names without Publisher’s prior written consent.

(iii) Subject to Section 10.8(c), Publisher shall be solely responsible for all aspects of the Domain Names and Web sites operated under the Domain Names, including design (subject to any restrictions set forth in this Agreement), development, hosting, operation, costs and maintenance; provided that Publisher shall perform the foregoing responsibilities with regard to such Domain Names in a manner consistent with applicable industry standards, including those relating to service availability and system performance, which standards shall, in any event, result in a quality and level of service at least equal, in all material respects, to the quality and level of service, including those relating to service availability and system performance, at which the Domain Names that are active as of the Effective Date are operated by WIN and its Affiliates at such time and, provided, further, that WIN shall be responsible for all costs and expenses associated with the maintenance of registrations for the Domain Names.

(iv) WIN shall promptly assist and cooperate with Publisher in connection with its exercise of its rights to the Domain Names hereunder, including by providing any domain name administration services requested in writing by Publisher, including pointing the Domain Names to the IP addresses specified by Publisher, modifying the DNS services associated with the Domain Names to DNS servers specified by Publisher, and otherwise cooperating with Publisher in connection with any domain name registrar or registry customer service or administrative matter.

(c) Use of Trademark and Domain Names. Except as provided in this Section 10.1, Publisher may not use the Licensed Marks or Domain Names in connection with any service or product or for any other purpose whatsoever, including any Communication Services or any web page displaying content other than Subscriber List Information relating to Subscribers in the Publisher Region.

Section 10.2 Compliance With Branding Policies.

(a) Publisher must comply in all material respects at all times with the Branding Policies (as defined in Section 11.1) for each Licensed Mark and the Domain Names and must at all times use each Licensed Mark and Domain Name in a manner that would not reasonably be expected to injure the goodwill and reputation of WIN or of the business associated with the Licensed Marks and Domain Names. The Parties agree that the Branding Policies are designed to preserve and protect the goodwill and reputation of WIN and of the business associated with the Licensed Marks and Domain Names.

(b) If Publisher’s use of any Licensed Mark varies from the Branding Policies because of a change to the Branding Policies pursuant to Section 11.1 or a change to the Licensed Marks or Domain Names by WIN in accordance with Section 11.3 (including due to WIN’s decision to rebrand its business), notwithstanding anything to the contrary herein, Publisher (i) may exhaust its existing stocks of materials displaying the Licensed Marks and Domain Names within a commercially reasonable period of time, (ii) will be permitted to produce, publish and distribute Primary Directories and Secondary Directories containing the Licensed Marks which have a Business Office Close Date that is less than one hundred eighty (180) days after the date of receipt of notice by Publisher from WIN of such change to the Branding Policies or the Licensed Marks, and (iii) may continue to utilize the Domain Names for such commercially reasonable period of time as necessary to transition the content associated with any Domain Name to a new Domain Name. If Publisher’s use of any Licensed Mark or Domain Name varies from the terms and conditions for the use thereof under this Agreement, including the Branding Policies, for any reason other than a change to the Branding Policies or the Licensed Marks or Domain Names by WIN, Publisher shall, upon receipt of written notice by Publisher from WIN thereof, as promptly as is practicable, cease such use of the Licensed Mark or Domain Name, as applicable, and destroy or modify all materials or content displaying the Licensed Mark or Domain Name in violation of this Agreement.

Section 10.3 Reservation of Rights. WIN reserves all rights in and to the Licensed Marks and Domain Names not otherwise expressly granted to Publisher hereunder.

Section 10.4 Co-Branding. Publisher shall not use any other trademark, service mark, phrase, word or symbol, whether owned by Publisher, its Affiliates or by third parties, in conjunction with the Licensed Marks or Domain Names, except as provided in Section 11.3 of this Agreement.

Section 10.5 Notice of Registration; Disclaimer. Publisher’s use of the Licensed Marks that are registered with the U.S. Patent and Trademark Office on the products as authorized by this Agreement shall include use of the notice of registration - ® - at least one (1) time on each good in a manner that is visible to the public. Publisher shall cause each Primary Directory, each Secondary Directory and each Web page utilizing a Domain Name to include a disclaimer indicating that Publisher has created the Directory Product or the Web page and is responsible for the content thereof.

Section 10.6 Corporate or Business Name. Publisher shall not, nor shall it allow its Affiliates to, use any Licensed Mark or the name “Windstream” or any mark or name confusingly similar thereto in their respective corporate or business names. Furthermore, Publisher and its Affiliates shall not use any corporate or business name or any mark, logo or insignia that suggests in any manner that Publisher or its Affiliates are a subsidiary of or affiliated with WIN; provided, however, that Publisher may suggest and hold itself out as having the rights provided to Publisher pursuant to the Agreement. The Parties acknowledge that any use of the Licensed Marks by Publisher in accordance with Sections 10.1, 11.1 and 11.2 will not violate this Section 10.6.

Section 10.7 Approval of Materials.

(a) Prior to publication of any Primary Directory or Secondary Directory, packaging, labels, advertising and other material on which a Licensed Mark or other WIN-provided content appears or the display of any content on a Web page utilizing a Domain Name, Publisher shall provide to WIN for approval samples of such material or content; provided, however, that Publisher shall not be obligated to provide such samples if such material or content has been previously approved by WIN in the same or substantially the same form.

(b) Immediately upon notice from WIN thereof, Publisher agrees to modify any such materials and contents if the use or presentation of a Licensed Mark, WIN-provided content or other content is not, in WIN’s reasonable discretion, in accordance with the provisions of this Agreement, including the Branding Policies. In the event that WIN does not notify Publisher within ten (10) business days of its receipt of any such samples that it disapproves of Publisher’s proposed use or presentation of the Licensed Marks or Domain Names, WIN shall be deemed to have approved of such use or presentation.

Section 10.8 Rights to the Licensed Marks and Domain Names.

(a) Interest in Licensed Marks and Domain Names.

(i) WIN represents and warrants that (i) to the knowledge of WIN, WIN owns all right, title and interest (including the goodwill) in and to (x) the Licensed Marks for use on Directory Products; and (y) the Domain Names and (ii) the execution and performance of this Agreement by WIN will not breach any other agreement or license relating to the Licensed Marks or Domain Names.

(ii) Publisher acknowledges WIN’s ownership of the Licensed Marks and Domain Names, the goodwill connected with them and the validity of the Licensed Marks and Domain Names. Publisher shall acquire no right, title or interest in the Licensed Marks or Domain Names or the goodwill associated with the Licensed Marks or Domain Names due to its use of the Licensed Marks and Domain Names, other than the right to use the Licensed Marks and Domain Names in accordance with the terms and conditions of this Agreement. All use of the Licensed Marks and Domain Names by Publisher and its Affiliates shall inure to the benefit of WIN. Neither Publisher nor its Affiliates will take any action, nor assist anyone in taking any action, that would challenge or otherwise impair the validity of or WIN’s ownership of the Licensed Marks or Domain Names in any manner whatsoever (including by way of lawsuits, oppositions or cease-and-desist letters).

(b) Registration of Marks by Publisher. Publisher agrees that neither it nor any of its Affiliates will make any application to register the Licensed Marks or Domain Names, nor adopt, use, license, make an application to register or register any trademark, service mark, trade name or domain name that is confusingly similar to a Licensed Mark or Domain Name or any word, symbol, character, or set of words, symbols, or characters, which in any language would be identified as substantially or materially the equivalent of a Licensed Mark or Domain Name, during and after expiration or termination of the Agreement. If Publisher desires to use any trademark, service mark, trade name or domain name that is confusingly similar to a Licensed Mark or Domain Name or any word, symbol, character, or set of words, symbols or characters, which in any language would be identified as substantially or materially the equivalent of a Licensed Mark or Domain Name, then it shall notify WIN and WIN, in its sole and absolute discretion, shall determine whether to seek a registration for such trademark, service mark, trade name or domain name.

(c) Registration of Marks and Domain Names by WIN. WIN shall maintain the federal registration (or applications for registration) of all Licensed Marks that are registered with (or pending before) the United States Patent and Trademark Office throughout the term of the Agreement, and shall maintain the registrations for the Domain Names. WIN shall bear all costs and expenses relating to the prosecution of any application or maintenance of any registration filed or issued pursuant to this provision. At the request of WIN, Publisher shall take all reasonable actions necessary to assist with the prosecution of any application under this provision and the filing of any document or other materials required to maintain any registration for the Licensed Marks and Domain Names.

Section 10.9 Termination or Expiration of License.

(a) Upon the termination or expiration of the Agreement, all rights granted to Publisher under this Agreement in and to the Licensed Marks and Domain Names, together with any interest in and to the Licensed Marks and Domain Names which Publisher may have or may have acquired pursuant to this Agreement or otherwise, shall forthwith, without further act or instrument, be assigned to and revert to WIN, except as may be necessary in connection with any transition period expressly provided for in this Agreement. Publisher shall execute any reasonable instruments prepared at the sole expense of and requested by WIN that are necessary to accomplish or confirm the foregoing.

(b) Within a reasonable period after the termination or expiration of the Agreement, Publisher shall destroy all materials in Publisher’s possession which contain the Licensed Marks and cease all further use of the Licensed Marks and Domain Names; provided, however, that Publisher shall be permitted to produce, publish and distribute Primary Directories and Secondary Directories in print form containing the Licensed Marks and Domain Names which have a Business Office Close Date preceding the date of the termination or expiration of this Agreement; and provided, further, that Publisher may retain copies of documents containing the Licensed Marks and Domain Names for archival purposes. Publisher acknowledges and admits that there would be no adequate remedy at law for its failure to cease use of the Licensed Marks upon termination of this Agreement except as specifically provided in the foregoing sentence. Publisher agrees that, in the event of such failure, WIN will be entitled to equitable relief by the way of temporary, preliminary and permanent injunction, and further relief as any court with jurisdiction may deem just and proper. Publisher agrees to waive the requirement of the posting of a bond in connection therewith.

Section 10.10 Infringement.

(a) Notice of Infringement. Publisher shall promptly notify WIN of any actual or potential claim, demand, infringement, misuse or misappropriation relating to the Licensed

Marks or Domain Names that comes to its attention. WIN may take such action that it determines, in its sole discretion, for the protection of its rights in and to the Licensed Marks and Domain Names. WIN shall promptly notify Publisher of any infringement of any of the Licensed Marks or Domain Names only in connection with the uses identified in Section 10.1(a) of this Agreement that comes to its attention. If WIN decides that action should be taken, WIN may take the action either in its own name or, alternatively, WIN may authorize Publisher to initiate the action in WIN’s name, at WIN’s sole cost and expense (but Publisher shall have no obligation to take any such action).

(b) Defense by Publisher. If WIN does not take any action with respect to such actual or potential claim, demand, infringement, misuse or misappropriation relating to the Licensed Marks or Domain Names in a timely manner, then Publisher may give notice to WIN in writing of its intent to prosecute such action at Publisher’s expense and Publisher may take such action if, within thirty (30) days after the date of such request, WIN has not taken any action with respect to such actual or potential claim, demand, infringement, misuse or misappropriation. Publisher and WIN will keep each other apprised of all material developments in such action and will make no settlement of the action that could impair the goodwill or reputation of the business associated with the Licensed Marks or Domain Names without the other Parties’ prior written consent. In the event that WIN reasonably determines that any action is likely to result in an adverse effect on the enforceability or validity of the Licensed Marks or Domain Names or otherwise prejudice WIN, it shall promptly notify Publisher and Publisher shall promptly cease further proceedings.

(c) Cooperation. WIN and Publisher agree to cooperate fully with the other Party to whatever extent necessary to prosecute any action with all expenses being borne by the Party bringing the action, or shared equally, if the Parties agree to jointly prosecute the action.

(d) Damages. The Party that bears the costs and expenses of any action(s) to enforce a Licensed Mark or Domain Name shall be entitled to all damages, settlement amounts or other recovery in connection with such action.

Section 10.11 Further Protection. At the reasonable request of WIN and at WIN’s sole expense, Publisher shall execute any papers or documents necessary to protect the rights of WIN in the Licensed Marks and Domain Names and execute and deliver any other documents as may be reasonably requested by WIN with respect thereto.

ARTICLE XI

BRANDING

Section 11.1 Branding Policies. Publisher will comply in all material respects with branding specifications and standards set forth in Exhibit G (as modified from time to time in accordance with this Section 11.1, the “Branding Policies”). Exhibit G may be amended by WIN in any reasonable manner upon thirty (30) days’ advance written notice to Publisher; provided, however, that if any such notice is delivered less than one hundred twenty (120) days prior to the Business Office Close Date for any Primary Directory or printed Secondary Directory, then the changes effected by such notice shall not become effective as to such Primary Directory until its next publication. WIN agrees to assume all direct costs to Publisher as a result of such change in the Branding Policies by WIN pursuant to this Section 11.1.

Section 11.2 Cover, Spine and Headers; Other Sensitive Areas. During the term of this Agreement, and unless otherwise expressly agreed to in writing by the Parties, at no cost to WIN: (i) the Licensed Marks will appear clearly and conspicuously on the front cover and spine of each Primary Directory and each printed Secondary Directory, as well as in comparable prominent locations in any electronic or digital Secondary Directory (including any Internet-based Secondary Directory); (ii) the Licensed Marks shall appear in the header on every other page of each Primary Directory and each printed Secondary Directory; and (iii) the Domain Name shall appear in the header on every page opposite a page on which the Licensed Marks appear in the header consistent with past practice prior to the Effective Time unless otherwise agreed by WIN, (a) in the format and style specified in the Branding Policies and (b) in compliance with all other terms of this Agreement (including the Branding Policies and Article X). Publisher shall provide WIN with samples of the front cover, spine and headers of any Primary Directory or printed Secondary Directory prior to publication for WIN’s approval with respect to the Licensed Marks in accordance with Section 10.7. Notwithstanding the foregoing or any provision of this Agreement to the contrary, in no event shall the front cover, back cover, inside front cover, inside back cover, spine, page headers, gatefold advertisements or tip-ons of any Primary Directory or printed Secondary Directory, or comparable prominent locations in any electronic or digital Secondary Directory (including any Internet-based Secondary Directory), contain any marks or advertising of any Communications Competitor without the prior written consent of WIN.

Section 11.3 Co-Branding.

(a) Publisher may co-brand the front covers and spines of the Primary Directories and printed Secondary Directories with any trademark or trade name of Publisher (the “Publisher Marks”); provided, that except as otherwise specified in this Section 11.3, in all cases the appearance and relative size of the Licensed Marks in conjunction with the Publisher Marks must comply with the co-brand standards set forth in Exhibit G (the “Co-Brand Standards”). The parties acknowledge and agree that the use of the Licensed Marks in conjunction with the Publisher Marks shall in no way be considered to create any unitary marks and that such uses shall be deemed combinations of two independent marks merely joined for the sake of co-branding which shall in no way give rights to one (1) party in the other party’s marks other than the licenses granted under this Agreement.

(b) If Publisher wishes to use the Publisher Marks for a specific graphic use that is outside of the agreed-upon Co-Brand Standards, the Parties will negotiate in good faith to agree on the standard for such use. Subject to the prior sentence, Publisher may change the actual specific graphic uses of the co-branding of the Publisher Marks and the Licensed Marks, provided that such specific graphic uses comply with the Branding Policies and the Co-Brand Standards.

(c) Notwithstanding any other provision of this Agreement, Publisher may not include on any page that includes, or is adjacent to a page that includes, Licensed Marks (or on any webpage that includes Licensed Marks), any advertising that presents a material risk that WIN may violate a statute, regulation or other legal obligation or that contravenes the Branding Policies, except, in either case, (x) as required by any Law or Legal Requirement, (y) with WIN’s prior written consent or (z) as required by Publisher in order to avoid a breach of any contract entered into by Publisher prior to the date of this Agreement.

(d) In the event WIN adds any brand or trademark or substitutes any brand or trademark for the Licensed Marks in WIN’s provision of telephone service in any Service Area, WIN will file U.S. trademark applications to register such new trademarks in its name for at least all of the goods and services permitted to be used by Publisher pursuant to this Agreement, and, upon first use, such new trademarks will be deemed “Licensed Marks” and will be either added to the Licensed Marks or substituted for certain Licensed Marks, as the case may be. WIN agrees to assume all direct costs to Publisher as a result of such addition or substitution of any brand or trademark by WIN pursuant to this Section 11.3(d).

Section 11.4 Look And Feel. Except as otherwise provided in Sections 4.1(b), 4.7 and 4.8 and this Article XI, Publisher shall have the right to make changes as to the cover design and layout and the other aspects of “look and feel” of Primary Directories and Secondary Directories subject to WIN’s approval rights pursuant to Section 10.7, provided that such changes are consistent with the Branding Policies and the Co-Brand Standards.

ARTICLE XII

SUBSCRIBER LIST INFORMATION; SUBSCRIBER DELIVERY INFORMATION

Section 12.1 License and Provision of Subscriber List Information. WIN hereby grants to Publisher a non-exclusive, non-transferable (except as provided in Section 14.7), irrevocable (except as provided in Section 7.2), royalty-free, non-sublicensable (except as provided in Section 14.3(b)) right and license to use the Subscriber List Information solely in accordance with the following provisions:

(a) WIN shall maintain the Primary Listings database for all WIN Subscribers. Upon the request of Publisher and in the format contemplated in Section 5.1(c), WIN will provide all Subscriber List Information to Publisher to be included in the Directory Products published under this Agreement.

(b) Publisher will request Subscriber List Information for each Primary Directory or Secondary Directory published under this Agreement within a reasonable time prior to the publication of such Directory Product in order to include as much updated Subscriber List Information in the Directory Product as is reasonably practicable.

(c) Except as otherwise permitted by applicable Law, Publisher will use the Subscriber List Information only during the term of the Agreement (provided, however, that after the term of the Agreement Publisher will be permitted to use the Subscriber List Information for any Primary Directories or Secondary Directories that commenced production prior to the end of the term of this Agreement and not be required to recall any Primary Directories or Secondary Directories published or that commenced production prior to the end of the term of the Agreement) and for the sole purpose of publishing Directory Products and soliciting advertising for such Directory Products. Publisher will not use such information in any manner or in any way that: (i) interferes with the proper and efficient furnishing of services by WIN to its customers; (ii) adversely affects the relationship between WIN and its customers or the public; or (iii) would violate applicable Law.

(d) Publisher will not publish in the Primary Directories or Secondary Directories or otherwise disclose any information (except for distribution purposes and as otherwise permitted by this Agreement) concerning Subscribers included in the Subscriber List Information as “non-published” or “unlisted” or the like. Publisher will not use the Subscriber List Information to solicit the Persons identified as such in connection with the sale of advertising in the Primary Directories.

(e) WIN will retain the sole right to sell the Subscriber List Information to third parties.

(f) The foregoing shall not prohibit Publisher from maintaining its own database of listings.

Section 12.2 License and Provision of Subscriber Delivery Information. WIN hereby grants to Publisher a non-exclusive, non-transferable (except as provided in Section 14.7), irrevocable (except as provided in Section 7.2), royalty-free, non-sublicensable (except as provided in Section 14.3(b)) right and license to use the Subscriber Delivery Information solely in accordance with the following provisions:

(a) WIN will maintain a database of delivery information for all Subscribers. Upon the request of Publisher and in the format contemplated in Section 5.1(c), WIN will provide all Subscriber Delivery Information to Publisher for use solely in accordance with Section 12.2(c).

(b) Publisher will request Subscriber Delivery Information within a reasonable time prior to the time such information is needed.

(c) Except as otherwise permitted by applicable Law, Publisher will use the Subscriber Delivery Information only during the term of the Agreement. Publisher will not use such information in any manner or in any way that: (i) interferes with the proper and efficient furnishing of services by WIN to its customers; (ii) adversely affects the relationship between WIN and its customers or the public; or (iii) would violate applicable Law.

(d) Publisher will not publish in Primary Directories or Secondary Directories or otherwise disclose any information (except for distribution purposes and as otherwise permitted by this Agreement) concerning Subscribers included in the Subscriber Delivery Information. Publisher will not use the Subscriber Delivery Information to solicit the people or entities identified as “non-published” or “unlisted” or the like in connection with the sale of advertising in the Primary Directories or Secondary Directories.

(e) WIN will retain the sole right to sell the Subscriber Delivery Information to third parties.

(f) The foregoing shall not prohibit Publisher from maintaining its own database of delivery information.

ARTICLE XIII

NON-COMPETITION; NON-SOLICITATION

Section 13.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, and with the exception of the L.M. Berry Areas through December 31, 2007, WIN agrees that it will not, and will not act as a sales agent on behalf of, or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with, a third Person in order to, and will cause its Affiliates not to, publish, market, sell or distribute any Directory Products, in each case to the extent both: (i) consisting principally of wireline listings and classified advertisements for Subscribers in the Service Areas or any of Publisher’s independent markets as listed in Exhibit H, as may be updated from time to time upon written consent of both Parties; and (ii) directed primarily at end users in the Service Areas or any of Publisher’s independent markets as listed in Exhibit H, as may be updated from time to time upon written consent of both Parties (“WIN Restricted Activities”); provided, however, that if the Publishing Agreement terminates with respect to any Service Area(s), the obligations and restrictions of this Section 13.1 shall no longer apply with respect to such Service Area(s), although such obligations and restrictions shall continue to apply with respect to the remaining Service Areas. Notwithstanding anything in the foregoing sentence to the contrary (and subject to the provisions of Section 4.13), in the event that WIN or its Affiliates acquires the stock or assets of, or merges or engages in another business combination with (collectively, an “Acquisition”), any CLEC, ILEC or other Person that, as of the date of such acquisition, publishes, markets, sells or distributes, or acts as a sales agent on behalf of, or is engaged in a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with, any Person to publish, market, sell or distribute Directory Products as set forth in clauses (i) and (ii) above, whether or not such CLEC, ILEC or other Person is engaged in such activities within an existing Service Area already covered by this Agreement or one of Publisher’s independent markets, then in any such case neither such acquired CLEC, ILEC or other Person, nor WIN or its Affiliates, shall be deemed to be engaged in WIN Restricted Activities by virtue of the continuing performance by such acquired CLEC, ILEC or other Person of such activities after the date of acquisition, nor as a result of the performance by WIN or its Affiliates of any pre-existing contract, agreement or arrangement to which WIN becomes subject as a result of such acquisition, and the markets in which such acquired CLEC, ILEC or other Person performs such activities as of the date of acquisition shall, if applicable, be automatically deemed deleted from Exhibit H upon the effective date of such acquisition; provided that, in the event that Publisher and such acquired CLEC, ILEC or other Person have a contractual arrangement as of the acquisition date under which Publisher Publishes Directory Products for such acquired CLEC, ILEC or other Person, WIN shall not, and shall cause such acquired ILEC not to, terminate such contractual arrangement prior to the end of its then-current term other than for cause or by reason of breach on the part of Publisher.

Section 13.2 Successor Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following any Change of Control of WIN whereby WIN is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity (the “Applicable WIN Successor(s)”) does not automatically succeed to the obligations of such Party by operation of law) the Applicable WIN Successor(s) will, and WIN agrees to cause such entity to, agree in writing (whether as a provision of the acquisition agreement pursuant to which Publisher is made a third-party beneficiary thereof or in a separate agreement) to assume the obligations of WIN set forth in this Article XIII on the same terms as are then in effect hereunder.

Section 13.3 Exceptions and Limitations.

(a) WIN and any Applicable WIN Successors (and their respective Affiliates) will be deemed not to have engaged in WIN Restricted Activities with respect to marketing and sales by non-employee sales agents if WIN or any Applicable WIN Successors or their Affiliates use their respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents from engaging in WIN Restricted Activities.

(b) Nothing contained in this Agreement shall prohibit WIN or any Applicable WIN Successors (or their respective Affiliates) from publishing or distributing White Pages to the extent required in the event of a Publishing Order, subject and pursuant to the terms and conditions set forth in Section 4.16.

(c) Nothing contained in this Agreement shall restrict any Applicable WIN Successor from continuing to publish, market, sell or distribute (on its own behalf or on behalf of any third Person) Directory Products in those Service Area(s) in the Publisher Region in which it was conducting any such business at the date of execution of the agreement(s) pursuant to which such Change of Control or disposition transaction occurs.

(d) The restrictions in Section 13.1 will cease to apply to any Affiliate of WIN at such time as such entity is no longer an Affiliate of WIN or any Applicable WIN Successor.

(e) Nothing contained in this Agreement will prohibit WIN and any such Applicable WIN Successors (in each case together with their respective Affiliates) from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that WIN’s and any Applicable WIN Successors’ respective equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such Person and WIN or the Applicable WIN Successors (and their respective Affiliates) have no effective control of the management or policies of such Person.

(f) Publisher acknowledges and agrees that WIN and any Applicable WIN Successors and their respective Affiliates will have no restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users in those geographic areas in which Publisher is not WIN’s exclusive official publisher, including those geographic areas in which WIN becomes the incumbent local exchange carrier after the date of this Agreement as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the incumbent local exchange carrier, unless WIN and Publisher have elected to have this Agreement extend to such Service Area, pursuant to Section 4.13.

Section 13.4 Non-Solicitation. For a period of two (2) years from the Effective Date, WIN and its Subsidiaries, on the one hand, and Publisher and its Subsidiaries, on the other hand, will not, without the prior written consent of the other Party, directly or indirectly: (i) solicit for hire any employees of such other Party; (ii) induce any such employee of such other Party to terminate his or her relationship with such other Party; or (iii) hire any of the other Party’s senior management team. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency in the ordinary course of business (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to employees of any other Party.

Section 13.5 Remedies. If any breaching Party fails to cure any breach or threatened breach of this Article XIII after notice thereof and, if applicable, expiration of the cure period contemplated in Section 7.1(a), 7.1(c) or 7.2(a), as applicable, the non-breaching Party will have the following rights and remedies, each of which will be independent of the other and severally enforceable, and all of which will be in addition to any other rights and remedies available to such Party under this Agreement or applicable Law (except as provided in Section 7.4):

(a) Injunctive Relief. Each Party recognizes and agrees that a breach or threatened breach of any of such Party’s obligations pursuant to this Article XIII, would cause irreparable harm to the other Party and its Affiliates, that such Party’s remedies at law in the event of such breach or threatened breach would be inadequate, and that, accordingly in the event of such breach, a restraining order or injunction or both may be issued against the breaching Party, in addition to, and not in lieu of, any other right or remedy that may be available to the other Party, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, each Party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of Article XIII specifically enforced against it if it is the breaching Party, and consents to the entry of injunctive relief against it if it is the breaching Party, enforcing or restraining any breach or threatened breach of its obligations under this Agreement.

(b) Accounting. The right and remedy to require the breaching Party to account for and pay over to the non-breaching Party direct damages caused by the breaching Party as a result of the actions constituting a breach of such Party’s obligations pursuant to Article XIII.

Section 13.6 Acknowledgment. The parties expressly agree that the duration, scope and geographic area of the restrictions set forth in this Article XIII are reasonable. Each of the parties acknowledges and agrees that the covenants and restrictions above are necessary, fundamental and required for the protection of their respective businesses, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that the parties would not enter into the Share Exchange Agreement or the transactions contemplated thereby without the protection provided by this Article XIII.

Section 13.7 Enforcement. The covenants set forth in this Article XIII will be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any provision or covenant in this Agreement is more restrictive than permitted by the laws of any jurisdiction in which a Party seeks enforcement hereof, such provision will be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

Section 13.8 Representation by Counsel; Interpretation. The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Confidentiality.

(a) The Parties agree to hold all Confidential Information of each other Party in the strictest confidence and will use the Confidential Information of another Party solely for the purpose of performance of the Parties’ respective obligations and exercise of the Parties’ respective rights under this Agreement unless otherwise authorized in writing by the Party owning such Confidential Information pursuant to Section 14.1(b). No Party will disclose such Confidential Information of another Party to anyone except (i) its employees, agents, consultants or subcontractors to whom disclosure is necessary for the purposes set forth in this Agreement or (ii) as required by Law (provided that the Party that is required to make such disclosure will first notify the Party owning the Confidential Information pursuant to Section 14.1(b) of such disclosure requirement, cooperate with the disclosing Party to obtain a protective order or other confidential treatment, and disclose only that portion of the Confidential Information as is required). Each Party will appropriately notify each employee, agent, consultant and/or subcontractor to whom it provides Confidential Information of another Party that such disclosure is made in confidence and must be kept in confidence in accordance with the terms of this Agreement.

(b) All Confidential Information, unless otherwise specified in writing, will remain the property of the disclosing Party. Neither Party shall reproduce Confidential Information of the other Party except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing Party. In the event the disclosing Party grants another Party permission to copy Confidential Information, the Party seeking such permission agrees that each such copy will contain and state the same confidential or proprietary notices or legends, if any, that appear on the original. Except as otherwise specifically provided in this Agreement, nothing in this Agreement will be construed as granting any right or license under any copyrights, inventions, patents or other intellectual property now or hereafter owned.

Section 14.2 Further Assurances. Each Party will take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

Section 14.3 No Agency; Right to Subcontract

(a) Nothing in this Agreement or in any other document related to this transaction, and no action of or inaction by either of the Parties hereto will be deemed or construed to constitute an agency relationship between the Parties hereto. Each Party is acting independently of the other and no Party has the authority to act on behalf of or bind any other Party.

(b) Notwithstanding anything to the contrary contained herein, Publisher will be permitted, at any time and from time to time, to carry out or otherwise fulfill its Publishing Obligations hereunder through one (1) or more agents, subcontractors or other representatives, each engaged with due care and required to be experienced, capable and of similar quality as Publisher; provided that in any event Publisher will remain liable for such obligations hereunder. Notwithstanding the foregoing, Publisher will not have the right to sublicense any Licensed Marks, Domain Names or other intellectual property rights granted under this Agreement.

Section 14.4 Governing Laws. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

Section 14.5 Jurisdiction, Waiver of Jury Trial

(a) Each Party hereby agrees and consents to be subject to the jurisdiction of any state or federal court having jurisdiction over the matter situated in Dallas, Texas, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 14.8. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court having jurisdiction over the matter situated in Dallas, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.5(b).

Section 14.6 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Exhibit may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of a Party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

Section 14.7 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party; provided, however, that (i) a Party may assign this Agreement to any of its Affiliates upon written notice to the other Party but without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement as then in effect and the assigning Party remains liable for its obligations hereunder; (ii) a Change of Control of a Party hereto will not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as a provision of the acquisition agreement pursuant to which the other Party is made a third-party beneficiary hereof or in a separate agreement) to assume this Agreement under substantially similar terms as the Agreement as then in effect; (iii) WIN may assign its rights and obligations under it to any acquiring Person contemplated in Section 4.13; (iv) Publisher and WIN may each assign this Agreement and their respective rights and obligations under it to their respective lenders for collateral security purposes, so long as Publisher or WIN, as applicable, remains liable for its obligations hereunder; and (v) Publisher may assign this Agreement as to the Primary Directories with respect to a particular Service Area or Service Areas to any Person (other than an Affiliate of Publisher) upon written notice to WIN so long as the aggregate number of such assignees does not exceed five (5) and Publisher requires the acquiring Person to agree in writing to assume this Agreement with respect to such Service Area(s) on substantially similar terms as are then in effect under this Agreement, and upon such assignment Publisher will have no rights or obligations under this Agreement with respect to such Service Area(s).

Section 14.8 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one (1) day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Publisher and WIN will, unless another address is specified by Publisher or WIN hereafter in writing, be sent to the address indicated below:

If to Publisher, addressed to:

Windstream Yellow Pages, Inc.

100 Executive Parkway

Hudson, Ohio 44236

Facsimile: (330)-655-4471

Attention: John Fischer, Esq., General Counsel

with copies to (which will not constitute notice):

Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Facsimile: (212) 893-9575

Attention: John Almeida

and

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022-4611

Facsimile: (212) 446-4900

Attention: Michael Movsovich, Esq.

If to WIN, addressed to:

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Facsimile: (501) 748-7400

Attention: Executive Vice President & CFO

with a copy to (which will not constitute notice):

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Facsimile: (501) 748-7400

Attention: Executive Vice President & General Counsel

Section 14.9 Entire Agreement. This Agreement, and any Exhibits attached hereto, together with the Share Exchange Agreement and all other agreements executed in connection therewith, constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all prior understandings, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. The above referenced Exhibits are attached hereto and incorporated herein by reference.

Section 14.10 Reservation of Rights. All rights not expressly granted by WIN to Publisher in this Agreement are reserved.

Section 14.11 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

Section 14.12 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 14.13 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one (1) or more counterparts and by different Parties in separate counterparts. All counterparts will constitute one (1) and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 14.14 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 14.15 Interpretation. The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed for and on its behalf as of the day and year first above written.

WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive Vice President and General Counsel

WINDSTREAM YELLOW PAGES, INC.

By:	/s/ John S. Fischer
	Name:	John S. Fischer
	Title:	Interim General Counsel

[Exhibits omitted]